NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 16, 2016

The Annual Meeting of Stockholders of Chemed Corporation will be held at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio, on May 16, 2016, at 11:00 a.m. Eastern Time for the following purposes:

(1)	To elect directors;

(2)	To re-approve the performance objectives of the 2006 and 2010 Stock Incentive Plans and target bonus program;

(3)	To ratify the selection of independent accountants by the Audit Committee of the Board of Directors;

(4)	To hold an advisory vote to approve executive compensation; and

(5)	To transact any other business properly brought before the meeting.

The above matters are described in the Proxy Statement accompanying this Notice. You are urged, after reading the Proxy Statement, to vote your shares by proxy by either: (a) completing, signing, dating and returning your proxy card in the postage-paid envelope provided, or (b) voting by telephone, or (c) voting via the Internet using the instructions on your proxy card. Voting instructions are described in more detail in the Proxy Statement.

Your vote is extremely important. If you have any questions or require any assistance with voting your shares, please contact the Board of Directors’ proxy solicitor:

Innisfree M&A Incorporated
Stockholders Toll-Free: (888) 750-5834
Banks and Brokers Collect: (212) 750-5833

Stockholders of record at the close of business on March 28, 2016, are entitled to notice of, and to vote at, the Annual Meeting.

Naomi C. Dallob
Secretary

April 7, 2016

EXECUTIVE COMPENSATION	25
Summary Compensation	25
All Other Compensation Table	26
Grants of Plan-Based Awards	27
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	27
Employment Agreements	28
Annual Cash Incentives	29
Stock Incentive Plans	29
Outstanding Equity Awards at Fiscal Year End	31
Option Exercises and Stock Vested	33
Nonqualified Deferred Compensation	33
Excess Benefit Plan and Deferred Compensation Plan	34
Potential Payments Upon Termination or Change in Control	35

TRANSACTIONS WITH RELATED PERSONS	41

SECURITY OWNERSHIP	42
Security Ownership of Certain Beneficial Owners	42
Security Ownership of Executive Officers and Directors	43

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	44

CLAWBACK POLICY	44

ANTI-HEDGING POLICY	44

PROPOSAL 2 – RE-APPROVAL OF PERFORMANCE OBJECTIVES OF THE 2006 AND
2010 STOCK INCENTIVE PLANS AND TARGET BONUS INCENTIVE PROGRAM
Recommendation	44

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Recommendation	47

REPORT OF THE AUDIT COMMITTEE	47

PRINCIPAL ACCOUNTANT FEES AND SERVICES	48

PROPOSAL 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION
Recommendation	49

PROPOSALS FOR THE NEXT ANNUAL MEETING	49
Proposals to be Included in Our 2017 Proxy Statement	50
Stockholder Proposals Regarding Nominations or Other Business at the 2017 Annual Meeting	50

IMPORTANT NOTICE REGARDING AVAILABILITY OF
PROXY MATERIALS FOR ANNUAL MEETING	50

OTHER INFORMATION	51

Consideration of the 2015 Say On Pay Vote

Following our 2015 Annual Meeting of Stockholders, the Compensation Committee and the Board of Directors reviewed the results of the non-binding stockholder advisory vote on our executive compensation (“2015 Say On Pay Vote”). Stockholders voted in favor of Say On Pay, with 79.48% positive votes, 19.76% negative votes, and .76% abstentions. Given the strong vote in favor, the Company continued its ongoing communication with stockholders and maintained its executive compensation policies and practices including the changes it implemented in 2013 as follows (abbreviated terms are defined within):

•
Replacement of the previous annual incentive program, which was based on a multiple of historical growth rates in Adjusted EPS applied to prior year actual payouts, with a target bonus plan based on achieving goals related to Adjusted EPS and Return on Assets;

•
Replacement of the previous long-term incentive plan with performance share units subject to performance-based vesting related to a cumulative three-year Adjusted EPS target and a three-year relative TSR performance metric. Prior to 2013, time-based restricted stock awards generally cliff vested on the fourth anniversary of the grant date;

•
A policy that, beginning in 2013, stock incentive compensation is subject to a “double trigger” in the event of a change in control of the Company. New incentives vest only upon employment termination without good cause or for good reason after a change in control; and

•
A clawback policy such that the Compensation Committee will review all performance-based compensation awarded to or earned by certain officers during the three-year period prior to any restatement of the Company’s financial results. If the Compensation Committee determines such compensation would have been lower had it been calculated based on the restated financial statement, the Compensation Committee may seek to recover the excess amount.

Management maintains a policy of soliciting feedback in connection with the Say On Pay vote and changes to the executive compensation program from a number of its largest stockholders.

2015 Compensation

The Board believes that our executive compensation program provides our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that are based on the Company’s financial performance. For 2015, about 64 percent of our President and Chief Executive Officer’s actual total direct compensation was performance-based, while the average for the other named executive officers was about 60 percent. “Performance-based” compensation includes non- equity incentive awards, option awards, and performance share unit awards.

2015 Performance

The following chart summarizes both Chemed’s Adjusted EPS and stock price performance since 2003.

EPS[(1)] and Stock Price[(2)] History

Adj. Diluted EPS
Adj. Stock Price
$7.25
$6.75
$6.25
$5.75
$5.25
$4.75
$4.25
$3.75
$3.25
$2.75
$2.25
$1.75
$1.25
$0.75
$0.25
$160
$150
$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
$30
$20
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
Adj. Diluted EPS
Adj. Stock Price

2

 Adjusted Diluted EPS; see next page for reconciliation from GAAP reported results to adjusted (non-GAAP) resultsAdjusted for stock splits  EPS and Stock Price History  (1)  (2)  Adj. Diluted EPS Adj. Stock Price      Chemed has delivered strong and consistent EPS to stockholders since 2003, 26.9% 12-year CAGR  Adj. Diluted EPS  Adj. Stock Price  2
(1)Adjusted Diluted EPS; see next page for reconciliation from GAAP reported results to adjusted (non-GAAP) results (2)Adjusted for stock splits EPS and Stock Price History
(1)(2)Adj. Diluted EPS Adj. Stock Price Chemed has delivered strong and consistent EPS to stockholders since 2003, 26.9% 12-year CAGR Adj. Diluted EPS Adj. Stock Price 2

 3 (1)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)2003200420052006200720082009201020112012201320142015Reconciliation of Adjusted Net Income(1) Net income/(loss)(3,435)$ 27,512$ 35,817$ 50,651$ 61,641$ 67,281$ 73,784$ 81,831$ 85,979$ 89,304$ 77,227$ 99,317$ 110,274$ Add/(deduct):(2) Discontinued operations14,623 (8,417) 411 7,071 (1,201) 1,088 253 (3) (Gains)/losses on investments(3,351) 918 (4) Gain on sale of property (724) (5) Impairment loss on transportation equipment1,714 (6) Severance charges2,358(7) Dividend income from VITAS(1,379)(8) Equity in earnings of VITAS(922) 4,105(9) Long-term incentive compensation- 5,437 3,434 4,427 3,134 2,957 1,880 228 822 1,625 4,752 (10) Loss/(gain) on extinguishment of debt- 2,030 2,523 273 8,778 (2,156)294 (11) Legal expenses of OIG investigation 397 662 141 28 363 627 737 752 1,333 1,328 3,072 (12) Stock option expense- - 137 769 2,962 4,619 5,464 4,909 5,298 5,143 3,813 3,022 3,439 (13) Lawsuit settlement- 1,897 10,757 169 1,168 - 534 1,126 1,397 617 16,926 74 3 (14) Prior period tax adjustments- (1,620) (1,961) (2,115) - (322)(1,782) - - (15) Debt registration expenses- 727(16) VITAS transactions costs- 222 (959) (17) Prior-period insurance adjustments- - (1,014) 358(18) Non-cash interest on convertible debt 2,335 3,228 3,988 4,313 4,664 5,041 5,448 2,143 - (19) Income tax impact of non-taxable investments46 3,062 (756) (20) Expenses associated with contested proxy solicitation2,525 (21) Acquisition Expenses198 75 114 38 15 104 (22) Costs to Shut down HVAC operations649 (23) Securities litigation 469 69 207 23 (24) Severance arrangements184 (25) Other (296) (296) (26) Adjusted net income7,894$ 31,893$ 49,542$ 58,102$ 79,277$ 78,900$ 89,289$ 95,961$ 100,030$ 102,317$ 104,372$ 107,731$ 121,667$ (IN THOUSANDS)FOR THE YEARS ENDED DECEMBER 31, 2003 THROUGH 2015RECONCILIATION OF ADJUSTED NET INCOMECHEMED CORPORATION 3

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of Chemed Corporation (the “Company” or “Chemed”) of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at 11:00 a.m. Eastern Time at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio, on May 16, 2016 (the “Annual Meeting”), and any adjournments or postponements thereof. The Company’s mailing address is Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726. The approximate date on which this Proxy Statement and the enclosed proxy card are first being given or sent to stockholders is April 7, 2016.

The Board unanimously recommends that you vote FOR the election of each of the Board’s nominees named on the proxy card accompanying this Proxy Statement. Please read “How to Vote” for more information on how to vote your proxy.

STOCKHOLDERS ENTITLED TO VOTE

Stockholders as recorded in the Company’s stock register on March 28, 2016, will be entitled to notice of and may vote at the Annual Meeting or any adjournments or postponements thereof. On such date, the Company had outstanding 16,632,176 shares of capital stock, par value $1 per share (“Capital Stock”), entitled to one vote per share. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for 10 days before the meeting at the Company’s office in Cincinnati. The list will also be available during the meeting for inspection by stockholders.

QUORUM

The Company’s bylaws provide that at all meetings of stockholders, the holders of record, present in person or by proxy, of shares of Capital Stock having a majority of the voting power entitled to vote thereat, is necessary and sufficient to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

Your vote is important – we urge you to vote by proxy even if you plan to attend the Annual Meeting.

VOTE REQUIREMENTS

Proposal	Vote Required	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes	Recommended Vote
Election of Directors (Proposal 1)	Votes cast for exceed votes cast against	FOR, AGAINST or ABSTAIN	No effect, not treated as a “vote cast”	No	No effect, not treated as a “vote cast”	FOR
Re-Approval of Performance Objectives of the 2006 and 2010 Stock Incentive Plans and Target Bonus Program (Proposal 2)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect, not treated as a “vote cast”	FOR
Ratification of Auditor Appointment (Proposal 3)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable	FOR
Non-Binding Advisory Vote on Executive Compensation (Say On Pay) (Proposal 4)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect – not entitled to vote	FOR

HOW TO VOTE; SUBMITTING YOUR PROXY; REVOKING YOUR PROXY

You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy. By submitting a proxy, you are legally authorizing another person to vote your shares. The enclosed proxy card designates Messrs. McNamara and Walsh to vote your shares in accordance with the voting instructions you indicate on your proxy card.

If you submit your executed proxy card designating Messrs. McNamara and Walsh as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by these individuals in accordance with the Board’s recommendations, which are described in this Proxy Statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this Proxy Statement), then each of these individuals will have the authority to vote your shares on those other matters in accordance with his or her discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this Proxy Statement.

We urge you to vote by doing one of the following:

•
Vote by Mail: You can vote your shares by mail by completing, signing, dating and returning your proxy card in the postage-paid envelope provided. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your instructions, we must receive your mailed proxy card by 11:59 p.m. Central Time on May 15, 2016.

•
Vote by Telephone: You can also vote your shares by calling the number (toll-free in the United States and Canada) indicated on your proxy card at any time and following the recorded instructions. If you submit your proxy by telephone, then you may submit your voting instructions up until 11:59 p.m. Central Time on May 15, 2016. If you are a beneficial owner, or you hold your shares in “street name” as described below, please contact your bank, broker or other holder of record to determine whether you will be able to vote by telephone.

•
Vote via the Internet: You can vote your shares via the Internet by going to the Web site address for Internet voting indicated on your proxy card and following the steps outlined on the secure Web site. If you submit your proxy via the Internet, then you may submit your voting instructions up until 11:59 p.m. Central Time on May 15, 2016. If you are a beneficial owner, or you hold your shares in “street name”, please contact your bank, broker or other holder of record to determine whether you will be able to vote via the Internet.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in the Company’s register of stockholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. Your nominee is required to vote your shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will be entitled to vote your shares with respect to “discretionary” items but will not be permitted to vote your shares with respect to “non-discretionary” items (your shares are treated as “broker non-votes”).

Your proxy is revocable. If you are a stockholder of record, after you have submitted your proxy card, you may revoke it by mail by sending a written notice to be delivered before the Annual Meeting to the Company’s Secretary at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 11:59 p.m. Central Time on May 15, 2016. If you are a stockholder of record and you voted your proxy card by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which we must receive by 11:59 p.m. Central Time on May 15, 2016. You also may revoke your proxy card by attending the Annual Meeting and voting your shares in person. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy. If you are a beneficial owner, or you hold your shares in “street name” as described above, please contact your bank, broker or other holder of record for instructions on how to change or revoke your vote.

Your vote is very important to the Company. If you do not plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your completed proxy card prior to the Annual Meeting in accordance with the above instructions so that your shares will be represented and voted in accordance with your instructions. Even if you plan to attend the Annual Meeting in person, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner as of the close of business on March 28, 2016, or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admission.

If your shares are held in “street name”, in order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by your nominee, as well as proper photo identification. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee unless you have a proxy from your nominee. Rather, you should vote your shares by following the instructions provided on the enclosed proxy card and returning the proxy card to your nominee to ensure that your shares will be voted on your behalf, as described above.

If you have questions or require any assistance with voting your shares, please contact the Board’s proxy solicitor, Innisfree M&A Incorporated: stockholders toll-free (888) 750-5834; banks and brokers collect (212) 750-5833.

ELECTION OF DIRECTORS

In the election of directors, every stockholder has the right to vote each share of Capital Stock owned by such stockholder on the record date for as many persons as there are directors to be elected. Ten directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified in accordance with our bylaws. Cumulative voting is not permitted. To be elected in an uncontested election, each director must receive the affirmative vote of the majority of the votes cast at the Annual Meeting. The number of votes cast “FOR” a nominee’s election must exceed the number of votes cast ‘AGAINST’ his or her election. Abstentions and broker non-votes shall not be counted as votes cast.

As required by the Company’s bylaws, each incumbent director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive the affirmative vote of the majority of the votes cast at the Annual Meeting and the Board of Directors accepts the resignation. If an incumbent director is not re- elected, the Nominating Committee will consider the director’s resignation and recommend to the Board of Directors the action to be taken with respect to such resignation. The Board of Directors will decide the action to be taken with respect to such resignation no later than 90 days following the certification of the voting results. The Company will publicly disclose the Board of Directors’ decision within four business days, providing an explanation of the process by which the Board reached their decision and, if applicable, the reason for not accepting the director’s resignation. Any director whose resignation is so evaluated and decided upon will not participate in the Nominating Committee’s recommendation or Board of Directors’ action regarding whether to accept the resignation offer.

NOMINEES

Unless otherwise indicated by your proxy card, if you return a validly completed and executed proxy card or vote your proxy card by telephone or via the Internet, your shares will be voted FOR the nominees named below. Each of the nominees named below is a current director standing for re-election, and each was elected at the Annual Meeting of Stockholders held on May 18, 2015. As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named below will be unable or unwilling to serve. Each nominee named below has consented to being named in this Proxy Statement and to serve if elected.

The following paragraphs provide information as of the date of this proxy statement about each nominee. As discussed in “Corporate Governance – Committees and Meetings of the Board – Nominating Committee” below, the Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates shall have substantial experience or shall have achieved a high level of distinction in their fields. Certain individual qualifications and skills of our nominees that contribute to the Board’s effectiveness as a whole in performing its oversight responsibilities are described below.

Kevin J. McNamara Director since 1987 Age: 62
Mr. McNamara’s experience, qualifications, attributes and skills include serving as President and Chief Executive Officer of the Company. He has held these positions since August 1994 and May 2001, respectively. Previously, he served as Executive Vice President, Secretary and General Counsel from November 1993, August 1986 and August 1986, respectively, to August 1994.

Joel F. Gemunder Director since 1977 Age: 76
Mr. Gemunder’s experience, qualifications, attributes and skills include having served as President and Chief Executive Officer of Omnicare, Inc., Cincinnati, Ohio (healthcare products and services) (“Omnicare”). Omnicare, a former Fortune 500 Company acquired by CVS Health Corporation in 2015, is a leading provider of pharmaceutical and related services for seniors serving residents of skilled nursing, assisted living, and other healthcare facilities across the United States. He retired from these positions in August 2010, having served since May 1981 and May 2001, respectively. Omnicare is a former equity investee of the Company that became a publicly owned corporation in 1981 and has not been a Chemed affiliate since at least 1996. He was a director of Omnicare until his August 2010 retirement.

Patrick P. Grace Director since 1996 Age: 60
Mr. Grace’s experience, qualifications, attributes and skills include serving in various executive positions at W.R. Grace & Co. from 1977 to 1995, most recently as President and CEO of Grace Logistics, Inc. From 1996 to present, he served as Chairman of the Grace Institute, New York, New York (workforce development for women). He was the co-founder and managing Principal of Apollo Philanthropy Partners, L.L.C., New York, New York (philanthropic advisory services) from 2008 to 2012. From 1996 to present he serves as President of MLP Capital, Inc., New York, New York, an investment holding company which has had several real estate and mining interests in the southeastern United States. Since 2008 he has served as Chairman of the board of KickStart International, a global anti-poverty organization. He also serves as a director of TONIX Pharmaceuticals, Inc., New York, New York (specialty pharmaceutical product development and commercialization). He earned a Master’s of Business Administration degree in finance from Columbia University.

Thomas C. Hutton Director since 1985 Age: 65
Mr. Hutton’s experience, qualifications, attributes and skills include serving as a Vice President of the Company. He has held this position since February 1988. Previously, Mr. Hutton, who has a J.D. and Master’s of Public Administration degree from Cornell University, practiced corporate law in New York concentrating in securities and regulatory law from 1977 to 1987. He served as a director of Omnicare from May 1983 to May 2001. Currently Mr. Hutton serves as a trustee on three private foundations including the Chemed Foundation.

Walter L. Krebs Director from May 1989 to April 1991, May 1995 to May 2003 and since May 2005 Age: 83
Mr. Krebs’ experience, qualifications, attributes and skills include having served as Senior Vice President-Finance, Chief Financial Officer and Treasurer of Service America Systems, Inc. (home and service warranties), a then-wholly owned subsidiary of the Company (“Service America”). We sold Service America in 2005. He retired from this position in July 1999, having held the position since October 1997. Previously, he was a Director-Financial Services of DiverseyLever, Inc. (formerly known as Diversey Corporation), Detroit, Michigan (specialty chemicals) (“Diversey”), from April 1991 to April 1996. Previously, from January 1990 to April 1991, he was Senior Vice President and the Chief Financial Officer of the Company’s then-wholly owned subsidiary, DuBois Chemicals, Inc. (specialty chemicals) (“DuBois”). We sold DuBois in 1991.

Andrea R. Lindell Director since May 2008 Age: 72
Ms. Lindell’s experience, qualifications, attributes and skills include having served as Dean and a Professor of the College of Nursing at the University of Cincinnati. She retired from these positions in January 2011 having held them since December 1990. She is currently Professor Emeritus at the college. Since January 2016 she has served as Dean, having held the title of Associate Dean from January 2013 to January 2016, previously holding the title of Interim Associate Dean from August 2011, at the School of Nursing, Walden University. Walden offers online degrees as follows: BSN, MSN, DNP. Ms. Lindell was also Associate Senior Vice President of the Medical Center at the University of Cincinnati from July 1998 until January 2011. The College of Nursing’s programs include over 1,500 students, and offer the following degrees: BSN, MSN, Post MSN, and PhD. From September 1994 to June 2002, she also held an additional position as Founder and Interim Dean of the College of Allied Health Sciences at the University of Cincinnati. She was a director of Omnicare until May 2014.

Thomas P. Rice Director since May 2009 Age: 66
Mr. Rice’s experience, qualifications, attributes and skills include having served as Chief Executive Officer of Andrx Corporation, Fort Lauderdale, Florida (specialty pharmaceuticals) (“Andrx”), from February 2004 to November 2006, when Andrx was sold to Watson Pharmaceuticals. Following the sale, Mr. Rice returned as General Manager and Majority Partner of Columbia Investments LLC, Baltimore, Maryland, which invests in local emerging businesses in Baltimore and which Mr. Rice co-founded in January 1996. He was also a Director of Par Pharmaceuticals, Woodcliff Lake, NJ (drug development, manufacture, and marketing) until November 2012. From January 1999 to March 2003, he was President and Chief Executive Officer of Chesapeake Biological Laboratories, Inc., Solomons, Maryland (pharmaceuticals manufacturing) (“Chesapeake”). Before co-founding Columbia Investments LLC, Mr. Rice served as Executive Vice President and Chief Operating Officer of Circa Pharmaceuticals, Inc., Copiague, New York (pharmaceuticals manufacturing) (“Circa”), from June 1993 to January 1996. Mr. Rice was also the Chief Financial Officer of Circa from June 1993 to January 1995. Prior to joining Circa, Mr. Rice spent seven years as an accountant with Deloitte & Touche LLP, an international accounting firm. He earned a Master’s degree in finance from Loyola University. He was a director of Circa from June 1993 to January 1996, a director of Chesapeake from January 1997 to January 1999 and a director of Andrx from April 2003 to November 2006.

Donald E. Saunders Director from May 1981 to May 1982, May 1983 to May 1987 and since May 1998 Age: 71
Mr. Saunders’ experience, qualifications, attributes and skills include having served as a Professor at the Farmer School of Business, Miami University, Oxford, Ohio. He held this position from August 2001 until his retirement in January 2015. Miami University is a public university with a student population of 16,000. He earned a doctorate in Economics, with a minor in Accounting, from Indiana University. He has taken Masters level courses in financial reporting, financial valuation, and risk management. Mr. Saunders retired as President of DuBois, then a division of Diversey, in October 2000, having held that position since November 1993.

George J. Walsh III Director since 1995 Age: 70
Mr. Walsh’s experience, qualifications, attributes and skills include serving as a partner with the law firm of Thompson Hine LLP, New York, New York. He has held this position since May 2002. Prior to this date, Mr. Walsh was a partner with the law firm of Gould & Wilkie LLP, New York, New York, and held this position since January 1979. Gould & Wilkie merged with Thompson Hine on May 1, 2002. Mr. Walsh was elected the Chairman of the Board of Directors in March 2009.

Frank E. Wood Director since 2002 Age: 73
Mr. Wood’s experience, qualifications, attributes and skills include serving since 1994 as President and Chief Executive
Officer of SecretWorks, LLC (“Secret”), Cincinnati, Ohio. Secret was in the radio broadcast business, but following the sale of radio stations, it is now a venture capital company. Investments have included banking, internet security, anti-counterfeiting, meat exporting, medical office advertising, magazine publishing, and aviation. Mr. Wood is a graduate of Harvard College and earned a J.D. degree from The University of Chicago Law School.

The Board unanimously recommends that you vote FOR the election of each of the above-named nominees.

CORPORATE GOVERNANCE

Director Compensation

The Company’s compensation program for directors who are not employees of the Company consists of annual cash fees and fully vested stock awards granted pursuant to the Chemed Corporation 2006 Stock Incentive Plan (as amended, supplemented or otherwise modified as of the date hereof, the “2006 Incentive Plan”) and the Chemed Corporation 2010 Stock Incentive Plan (as amended, supplemented or otherwise modified as of the date hereof, the “2010 Incentive Plan”). Directors who are not employees of the Company may also participate in the Chemed Corporation Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”), which is described below. Directors who are employees of the Company do not receive cash compensation for their service as directors, and do not receive annual fully vested stock awards for such service.

The Board reviews and sets the cash compensation and fully vested stock awards for non-employee directors. In making its determination, the Board seeks input from the Compensation Committee’s independent compensation consultant, Compensation Strategies, Inc., as well as certain executive officers of the Company, and considers any such input, including as to the level of compensation necessary to attract and retain qualified directors, among the factors it reviews in setting the amount of compensation. Director compensation was most recently reviewed by the Board (with input from Compensation Strategies, Inc.) in May of 2014.

Each member of the Board of Directors who is not an employee of the Company is paid an annual fee of $55,000. Directors also receive a fee of $3,000 for each Board meeting attended. Non-employee directors also received annual fully vested stock awards in the amount of $60,023. Mr. Walsh is paid an additional annual fee of $145,000 for his service as Chairman of the Board. Each member of the Board’s Audit Committee (other than its chairman), Compensation/Incentive Committee (the “Compensation Committee”) (other than its chairman) and Nominating Committee (including its chairman) is paid an additional annual fee of $10,000, $7,000 and $7,000, respectively, for his or her service on that Committee. The chair of the Audit Committee is paid $25,000 per year, and the chair of the Compensation Committee is paid $7,500 per year. A Committee member also is paid $1,000 for each Committee meeting (other than meetings of the Nominating Committee) attended unless the Committee meeting is on the same day as a meeting of the Board of Directors, in which case Committee members are paid $500 for attendance at the Committee meeting. Messrs. McNamara and Hutton, who are employees of the Company, do not receive compensation for their service as directors. Each member of the Board of Directors and of a Committee is additionally reimbursed for continuing education expenses and reasonable travel expenses incurred in connection with attendance at Board and Committee meetings. No Compensation Committee member received any compensation from the Company other than as a director.

In May 2015, Messrs. Gemunder, Grace, Krebs, Rice, Saunders, Walsh and Wood and Ms. Lindell each received $60,023 in the form of a fully vested stock award of 493 shares of Capital Stock.

In addition, the Company maintains the Director Deferred Compensation Plan in which certain directors who are not employees of the Company or of a subsidiary of the Company participate. Under such plan, which is not a tax- qualified plan, an account is established for each participant to whom amounts are credited quarterly at the rate of $6,000 per year. These amounts are used to purchase shares of Capital Stock, and all dividends are reinvested in Capital Stock. Each participant is entitled to receive the balance in his or her account within 90 days following the date he or she ceases to serve as a director. In 2015, each of Messrs. Gemunder, Grace, Krebs, Rice, Saunders, Walsh and Wood and Ms. Lindell received contributions of $6,000, in each case in his or her respective account in the Director Deferred Compensation Plan.

Directors may participate in the Company’s health insurance plans by paying rates offered to former employees under COBRA, and may use available space, on a non-exclusive basis, in the Company’s New York office.

In 2015, the Company provided the following compensation to directors and directors emeriti for their service to the Company:

DIRECTOR COMPENSATION-2015 (a)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(b)	All Other Compensation ($)	Total ($)
Joel F. Gemunder	80,000	66,023	-	146,023
Patrick P. Grace	95,500	66,023	-	161,523
Walter L. Krebs	82,000	66,023	-	148,023
Sandra E. Laney	20,500	66,023	-	86,523
Andrea R. Lindell	82,000	66,023	-	148,023
Thomas P. Rice	87,500	66,023	-	153,523
Donald E. Saunders	104,500	66,023	-	170,523
George J. Walsh III	235,500	66,023	-	301,523
Frank E. Wood	82,000	66,023	-	148,023

(a)	The Director Compensation Table excludes executive compensation figures for Messrs. McNamara and Hutton who are employees of the Company.

(b)
Amounts for each of Messrs. Gemunder, Grace, Krebs, Rice, Saunders, Walsh, Wood, Ms. Lindell and Ms. Laney include contributions of $6,000 of Capital Stock held in the Chemed Director Deferred Compensation Plan.

Directors Emeriti

The Board of Directors has a policy of conferring the honorary designation of Director Emeritus upon former directors who made valuable contributions to the Company and whose continued advice is believed to be of value to the Board of Directors. The designation as Director Emeritus is customarily conferred by the Board on an annual basis but may be conferred at such other times and for such other periods as the Board may determine. Each Director Emeritus is furnished with a copy of all agendas and other materials furnished to members of the Board of Directors generally, and is invited to attend all meetings of the Board; however, a Director Emeritus is not entitled to vote on any matters presented to the Board. A Director Emeritus is paid an annual fee of $18,000 and $500 for each meeting attended.

Ms. Laney, who served as a director of the Company from 1986-2009, was initially designated a Director Emeritus in May 2009 and has been so designated in each subsequent May. In 2015, the Company paid Ms. Laney $20,500 in cash fees and granted her $60,023 in the form of a fully vested stock award of 493 shares of Capital Stock in her capacity as a Director Emeritus.

Majority Voting in Director Elections

The Company’s bylaws require a majority voting standard for uncontested elections of directors. As described above under “Elections,” each director must receive the affirmative vote of the majority of the votes cast to be elected in an uncontested election. Each incumbent director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive the affirmative vote of the majority of the votes cast in an uncontested election and the Board of Directors accepts the resignation. In contested elections, each director must receive a plurality of the votes cast. An election is contested if (a) a stockholder has nominated any person(s) for election to the Board of Directors in compliance with our bylaws or otherwise in accordance with applicable law and (b) such nomination has not been withdrawn on or prior to the fourteenth day prior to the date the Company first mails its notice of meeting.

Committees and Meetings of the Board

The Company has the following Committees of the Board of Directors: Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee The Audit Committee (a) is directly responsible for the appointment, compensation and oversight of a firm of independent registered accountants to audit the consolidated financial statements of the Company, (b) reviews and reports to the Board of Directors on the Company’s annual financial statements and the independent accountants’ report on such financial statements, (c) meets with the Company’s senior financial officers, internal auditors and independent accountants to review audit plans and work regarding the Company’s accounting, financial reporting and internal control systems and other non-audit services, and (d) confers quarterly with senior management, internal audit staff and the independent accountants to review quarterly financial results. Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange. A copy of the Audit Committee Charter is available on the Company’s Web site, www.chemed.com.

Compensation Committee The executive compensation program is administered by the Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors concerning (a) base salary and annual cash incentive compensation for executives of the Company, (b) establishment of incentive compensation plans and programs generally, (c) adoption and administration of certain employee benefit plans and programs, and (d) additional year-end contributions by the Company under the Chemed/Roto-Rooter Savings & Retirement Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Retirement Plan”). In addition, the Compensation Committee administers the 2006 Incentive Plan, the 2010 Incentive Plan and the 2015 Incentive Plan (the “Stock Incentive Plans”), under which it reviews and approves the granting of cash, stock options and stock awards. The Compensation Committee determines annually whether to retain or terminate any compensation advisor, after considering specific independence factors. It is directly responsible for the appointment, compensation and oversight of such advisor. Each member of the Compensation Committee is independent as defined under the listing standards of the New York Stock Exchange. A copy of the Compensation Committee Charter is available on the Company’s Web site, www.chemed.com.

Nominating Committee The Nominating Committee (a) recommends to the Board of Directors the candidates for election to the Board at each Annual Meeting of Stockholders of the Company, (b) recommends to the Board of Directors candidates for election by the Board to fill vacancies on the Board, (c) considers candidates submitted to the Nominating Committee by directors, officers, employees, stockholders and others, and (d) performs such other functions as may be assigned by the Board. In identifying and evaluating nominees for director, the Nominating Committee considers candidates with a wide variety of academic backgrounds and professional and business experiences. After reviewing the candidates’ backgrounds and qualifications, the Nominating Committee personally interviews those candidates it believes merit further consideration. Once it has completed this process, the Nominating Committee makes its final recommendations to the Board. Stockholders wishing to submit a candidate for election to the Board should submit the candidate’s name and a supporting statement to the Company’s Secretary at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726. The Nominating Committee has no formal policy with regard to the consideration of director candidates recommended by stockholders because it believes such recommendations are sufficiently rare that they may be effectively considered on a case-by-case basis. The Nominating Committee considers diversity in identifying nominees. It assesses the effectiveness of the Company’s diversity policy every year as part of the nomination process for the annual election of directors by the Company stockholders. Having reviewed the collective background and experience of all nominees, the Board has concluded they provide significant diversity. Its policy is to select the most appropriate candidate for election. Board membership should reflect diversity in its broadest sense, including geography, gender, experience, professions, skills and backgrounds. The Nominating Committee does not assign specific weights to particular criteria. The background and qualifications of all directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that allow the Board to fulfill its responsibilities. Each member of the Nominating Committee is independent as defined under the listing standards of the New York Stock Exchange. A copy of the Nominating Committee Charter is available on the Company’s Web site, www.chemed.com.

The following table shows the current membership of each committee and the number of meetings held by each committee during 2015:

Director	Audit Committee	Compensation Committee	Nominating Committee
J. F. Gemunder P. P. Grace* W. L. Krebs A. R. Lindell T. P. Rice* D. E. Saunders* G. J. Walsh III F. E. Wood	x x Chair	x x Chair x	x Chair x
Number of Meetings	7	4	1

*Audit Committee Financial Expert as defined by Securities and Exchange Commission regulations.

Board Meetings The Board of Directors has five scheduled meetings a year, at which it reviews and discusses reports by management on the performance of the Company and its operating subsidiaries, its plans and properties, as well as immediate issues facing the Company. The Board also meets during its meetings in executive session, without executives or management directors present. Such sessions are presided over by the Chairman of the Board.

During 2015, there were five meetings of the Board of Directors and one meeting of the Executive Committee.
Each director attended at least 80% of the Board meetings and his or her applicable Committee meetings. While the Company does not have a formal policy with regard to Board members’ attendance at the Annual Meeting of Stockholders, all members of the Board are encouraged to attend. All members of the Board attended last year’s Annual Meeting of Stockholders held on May 18, 2015.

Director Independence The Board and the Nominating Committee undertake an annual review of director and nominee independence. They consider transactions and relationships between each director or nominee or any member of such director’s or nominee’s immediate family or any other person sharing such director’s or nominee’s home and the Company and its subsidiaries and affiliates, including those reported under the heading “Transactions With Related Persons” below. The Board and the Nominating Committee also examine transactions and relationships between directors and nominees and their respective affiliates and members of the Company’s senior management and their affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director or nominee is independent under the New York Stock Exchange corporate governance listing standards.

As a result of its 2016 review, the Board and the Nominating Committee affirmatively determined that, under the New York Stock Exchange listing standards, the following directors and nominees, constituting a majority of the individuals nominated for election as directors at the Annual Meeting, are independent of the Company and its management: Messrs. Gemunder, Grace, Krebs, Rice, Saunders, Walsh and Wood and Ms. Lindell.

Risk Oversight The Board receives periodic reports from management on matters involving risk exposures such as regulatory changes, material litigation, and recommended policy revisions.

Management maintains a formal Enterprise Risk Management (ERM) program that monitors management’s actions in response to the key risks facing the Company. The Audit Committee reviews various aspects of the ERM program periodically throughout the year. It oversees our risk identification and mitigation process. It reviews material financial risk exposures including regulatory matters, acquisitions, cyber security, economic conditions and interest rate exposures. Members of our management, including our Chief Financial Officer, Chief Legal Officer, Vitas Compliance Officer, and our Director of Internal Audit, report to the Audit Committee regarding on-going risk management process activities. The Audit Committee also reviews legal matters that may have a material impact on the Company’s financial statements. These Audit Committee reviews are conducted on an annual basis, or more frequently if a significant risk exposure matter develops.

While the Board has responsibility for the Company’s risk oversight, management is responsible for day-to- day risk management processes. We believe this division of responsibilities most effectively addresses the risks we face, and that our Board leadership structure supports this approach.

Compensation Risk Management has reviewed the compensation policies and practices for our employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on us.

The Compensation Committee oversees our risks related to compensation programs and philosophy. It ensures our compensation programs do not encourage excessive risk taking. Determining incentive awards based on a variety   of performance metrics diversifies the risk associated with any one performance indicator. The mix of fixed and variable, annual and long-term, and cash and equity compensation is also designed to encourage actions in the Company’s long-term best interests. The Committee works periodically with our independent compensation consultant to ensure our executive compensation plans are appropriately balanced and incentivize management to act in the best interests of our stockholders.

As described in more detail below under “Compensation Discussion and Analysis,” long-term compensation programs for our named executive officers have been structured such that long-term compensation is linked to our long- term relative and absolute performance. This model of linking long-term compensation to our performance applies not only to our named executive officers, but has also been applied to other senior corporate personnel. We believe that our compensation plans reflect sound risk management practices and do not encourage excessive or inappropriate risk taking.

Compensation Committee Interlocks and Insider Participation The Compensation Committee is comprised of Messrs. Walsh, Krebs and Wood and Ms. Lindell. No member of the Compensation Committee has any direct or indirect material interest in or relationship with the Company, other than holdings of Capital Stock as set forth under the heading “Security Ownership of Certain Beneficial Owners and Management” below and as related to his or her position as a director. During 2015, no executive officer of the Company served on the compensation committee of any other entity where an executive officer of such entity also served on the Board of Directors, and no executive officer of the Company served on the board of directors of any other entity where an executive officer of such entity also   served on the Compensation Committee.

Board Leadership Structure The Board has separated the functions of CEO and Chairman of the Board. Mr. Walsh currently serves as Chairman. The Board believes this separation of function promotes independence and enhances corporate governance.

Related Person Policies and Procedures The Audit Committee reviews all material transactions with related persons as identified by management. In February 2007, the Audit Committee adopted a written policy and set of procedures for reviewing transactions between the Company and related persons, who include directors, nominees, executive officers and any person known to be the beneficial owner of more than 5% of the Company’s voting securities (each, a “related person”), any immediate family member of a related person and any person sharing the household of a related person. The policy also covers any firm, corporation or other entity in which any related person is employed or is a partner or principal, or in which such related person has a 5% or greater beneficial ownership interest. Prior to entering into a transaction with a related person, notice must be given to the Secretary of the Company containing (a) the related person’s relationship to the Company and interest in the transaction, (b) the material facts of the transaction, (c) the benefits to the Company of the transaction, (d) the availability of any other sources of comparable products or services, and (e) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party. If the Company’s Secretary and Chief Financial Officer determine that it is a related party transaction, the proposed transaction is submitted to the Audit Committee for its approval. The policy also provides for the quarterly review of related person transactions which have not previously been approved or ratified and any other such transactions which come to the attention of the Company’s Chief Executive Officer, Chief Financial Officer, Controller or Secretary. If the transaction is pending or ongoing, it will be promptly submitted to the Audit Committee for approval. If the transaction is completed, it will be submitted to the Audit Committee to determine if ratification or rescission is appropriate. This policy also covers charitable contributions or pledges by the Company to non-profit organizations identified with a related person.

Code of Ethics The Board of Directors has adopted Corporate Governance Principles and Policies on Business Ethics, which, along with the charters of the Audit, Compensation and Nominating Committees, are available on the Company’s Web site under Corporate Governance — Governance Documents (www.chemed.com). Printed copies may be obtained from the Company’s Secretary at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202- 4726.

Stockholder Communications Stockholders and others wishing to communicate with members of the Board should mail such communications to the Company’s Secretary at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726. The Secretary will forward these communications to the Board and, if applicable, to specified individual directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers. The Company’s named executive officers for 2015 are Kevin J. McNamara, President and Chief Executive Officer; David P. Williams, Executive Vice President and Chief Financial Officer; Timothy S. O’Toole, Executive Vice President; Spencer S. Lee, Executive Vice President; and Arthur V. Tucker, Jr., Vice President and Controller.

Consideration of the 2015 Say On Pay Vote

Following our 2015 Annual Meeting of Stockholders, the Compensation Committee and the Board of Directors reviewed the results of the non-binding stockholder advisory vote on our executive compensation (“2015 Say On Pay Vote”). Stockholders voted in favor of Say On Pay, with 79.48% positive votes, 19.76% negative votes and .76% abstentions. Based on the significant favorable vote and with input solicited from Company stockholders, the Compensation Committee and Board maintained the significant changes adopted in 2013 to our executive compensation policies and practices as follows (abbreviated terms are defined within):

•
Replacement of the previous annual incentive program, which was based on a multiple of historical growth rates in Adjusted EPS applied to prior year actual payouts, with a target bonus plan based on achieving goals related to Adjusted EPS and Return on Assets;

•
Replacement of the previous long-term incentive plan with performance share units subject to performance-based vesting related to a cumulative three-year Adjusted EPS target and a three-year relative TSR performance metric. Prior to 2013, time-based restricted stock awards generally cliff vested on the fourth anniversary of the grant date;

•
A policy that, beginning in 2013, stock incentive compensation is subject to a “double trigger” in the event of a change in control of the Company. New incentives vest only upon employment termination without good cause or for good reason after a change in control; and

•
A clawback policy such that the Compensation Committee will review all performance-based compensation awarded to, or earned by, certain officers during the three-year period prior to any restatement of the Company’s financial results. If the Compensation Committee determines such compensation would have been lower had it been calculated based on the restated financial statement, the Compensation Committee may seek to recover the excess amount.

Overview of Compensation Program

The executive compensation program is administered by the Compensation Committee. The membership of the Compensation Committee is comprised of four independent directors. The Compensation Committee is responsible for the review, approval and recommendation to the Board of Directors of matters concerning (a) base salary and annual cash incentive compensation for executives of the Company, (b) establishment of incentive compensation plans and programs generally, (c) adoption and administration of certain employee benefit plans and programs, and (d) additional year-end contributions by the Company under the Retirement Plan. The recommendations of the Compensation Committee on such matters must be approved by the non-employee members of the Board of Directors. The employee members of the Board of Directors are not present when compensation recommendations are presented to the Board of Directors and discussed, and such members do not vote on compensation issues. The Compensation Committee also administers the Stock Incentive Plans. Under authority granted it by those plans, it reviews and approves the granting of stock options and stock awards. The Compensation Committee also annually determines whether to retain or terminate the services of independent compensation consultants to assist and advise it in administering the executive compensation program after considering certain independence factors. Currently, Compensation Strategies, Inc., an              independent compensation advisory firm, has been retained by, and reports directly and exclusively to, the Compensation Committee. The scope of these consulting services is limited to (a) advising the Compensation Committee regarding executive compensation, (b) performing studies of general market and peer group compensation levels, and (c) advising the Board on director compensation, all upon request of the Compensation Committee. Compensation Strategies, Inc. does no other work for the Company outside of providing these compensation advisory services.

How Compensation Decisions Are Made

Generally, in February of each year, certain senior executives of the Company, including the Chief Executive Officer, prepare recommendations for annual cash incentives to be made to Company employees, based on the performance of the Company and its subsidiaries during the past year. Beginning in 2013, the Compensation   Committee granted stock option awards in November, to more fully reflect the Company’s financial and stock price performances during that year. The recommendations made by the Chief Executive Officer and other senior executives to the Compensation Committee, which include detailed memoranda and tally sheets, take into consideration historical compensation, including base salaries, annual incentive compensation and long-term equity awards, performance of the Company as a whole, and performance of the individual business unit for which the employee is responsible. The Compensation Committee then meets to determine the long-term equity awards for each executive and to review and consider the recommendations prepared by the Company’s senior executives in order to determine the recommendations that the Compensation Committee will make to the non-employee members of the Board of Directors with respect to the amount of incentives for each executive. The Compensation Committee makes compensation recommendations to the non-employee members of the Board of Directors regarding the compensation of the Chief Executive Officer without   the input of any Company employees. The Compensation Committee can modify any recommendations of the Company’s senior executives.

Base salaries of executives are periodically reviewed by the Compensation Committee and approved by the non-employee members of the Board of Directors. As a component of the review and approval process, the Compensation Committee and the non-employee members of the Board consider the recommendations of the Chief Executive Officer and certain senior executives of the Company as to the base salaries of Company executives, other than the Chief Executive Officer. The Chief Executive Officer’s base salary is reviewed and determined without the input of Company employees. In determining recommended base salaries for the Company’s executives, as more fully discussed under “Base Salaries” below, the Compensation Committee also considers each executive’s then-current base salary and the individual performance of each executive.

The Compensation Committee directly grants compensation under the Stock Incentive Plans.

Role of Executive Officers

The Chief Executive Officer and certain other senior executives of the Company provide recommendations to the Compensation Committee concerning compensation of Company executives, other than the Chief Executive Officer. Additionally, as part of its process, the Compensation Committee meets with the Chief Executive Officer to obtain input with respect to compensation decisions, including the performance of the Company’s senior executives other than the Chief Executive Officer. In addition to meeting with the Chief Executive Officer, the Compensation Committee meets in executive session without any Company employees present.

Objectives of Compensation Program

The Company’s executive compensation program is intended to achieve the objectives of aligning executives’ interests with those of its stockholders by rewarding the executives for long-term growth in the value of the Capital Stock and encouraging them to hold a significant amount of the Company’s equity; paying for performance through both cash and equity-based incentives that, in turn, provide greater rewards for stronger performance of the Company as a whole and the Company’s business units; paying competitively in order to attract and retain senior executives; and creating incentive to maximize the long-term growth of the Company’s business. To achieve these objectives, the elements of executive compensation are designed to reward past performance and establish incentive for future growth.

Elements of Compensation

The elements of the Company’s executive compensation program are: base salary, annual cash incentive compensation and long-term incentive compensation in the forms of stock option awards, restricted share awards and performance share units. Components of compensation that are available generally to all Company employees, including the Company’s named executive officers, are defined contribution plans and welfare benefit plans (including life insurance, health insurance, dental insurance and long-term disability benefits). In addition, the Chemed Corporation Excess Benefit Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Excess Benefit Plan”), the Chemed Corporation Long Term Care Insurance Plan, the Chemed Corporation Supplemental Pension and Life Insurance Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Supplemental Pension Plan”), the Chemed Corporation Supplemental Severance Benefit Plan (as amended, supplemented or otherwise modified as of the date hereof, the “1986 Severance Plan”) and the Roto-Rooter Deferred Compensation Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Deferred Compensation Plan”) are available as components of compensation to executives and other highly compensated individuals. Base salary, annual cash incentive compensation and pension and welfare benefit plans are established by the non-employee members of the Board based on the levels that the Compensation Committee and such Board members determine are competitive and are intended to reward executives for current and past performance, while longer-term incentives, such as stock option awards and performance share unit awards are intended to create incentive for future growth.

Executive Compensation Consultant

The Compensation Committee’s charter grants it sole authority regarding the appointment, compensation and oversight of the Company’s executive compensation consultant. The Compensation Committee retained Compensation Strategies, Inc., after considering specific independence factors, as its consultant to assist the Compensation Committee with its responsibilities related to the Company’s compensation program for its executives and Board of Directors. During 2013, Compensation Strategies, Inc. advised the Compensation Committee and assisted in the development of the Company’s revised management compensation program. The consultant was instrumental in (i) establishing a new peer group against which to benchmark executive compensation, (ii) developing annual incentive compensation target goals and target bonus percentages by executive, (iii) setting Adjusted EPS and Return on Assets payout percentages by performance level, (iv) establishing three-year goals for Adjusted EPS CAGR and relative TSR performance share units, and (v) implementing the Company’s clawback provision and “double trigger” regarding incentives in the event of a change in control of the Company. During 2015, Compensation Strategies, Inc. assisted in review of Board compensation and the review and monitoring of the revised management compensation program.

The Compensation Committee assessed the independence factors set forth in applicable SEC rules and other facts and circumstances in February 2016 and concluded that the services performed by Compensation Strategies, Inc. did not raise any conflicts of interest.

Peer Group

In conjunction with its review of the management compensation program, and in consultation with Compensation Strategies, Inc., the Compensation Committee revised the peer group used to benchmark executive compensation during 2013. During 2015 Gentivia Health Services, Inc. and Skilled Healthcare Group, Inc. were removed from the group as they were acquired. The Peer Group is now as follows:

ABM Industries, Inc.	Five Star Quality Care, Inc.
Acadia Healthcare Co., Inc.	Hanger, Inc.
Alliance Healthcare Services, Inc.	Healthcare Services Group
Almost Family, Inc.	Healthways, Inc.
Amedisys, Inc.	LHC Group, Inc.
Bioscrip, Inc.	Mednax, Inc.
Brookdale Senior Living, Inc.	National Healthcare Corp.
Capital Senior Living Corp.	Radnet, Inc.
Clean Harbors, Inc.	Rollins, Inc.
Comfort Systems USA, Inc.	Team, Inc.
Ensign Group, Inc.	Tetra Tech, Inc

The Compensation Committee began tracking the Company’s relative TSR performance against the new peer group as of the end of 2013. The Company’s Capital Stock hit record levels in 2015, rising from a low of $100.49 per share to a high of $160.12. It was priced at $149.80 a share at year end.

Amount of Each Element of Compensation; Decisions Concerning Payments

The Compensation Committee intends compensation to be linked directly to personal performance and to the Company’s overall results, as well as to the results of the specific business units for which executives are responsible. The Company’s executive compensation program is focused on rewarding superior operating performance and long- term growth.

The Compensation Committee meets as often as necessary in order to carry out its duties. In 2015, the Compensation Committee met four times. The Compensation Committee periodically reviews each executive’s total compensation, including base salary, annual cash incentive compensation, stock option awards, restricted stock awards and stock performance unit awards, and perquisites and defined contribution plan holdings (including the amounts contributed to such plans by the Company), as well as such executive’s Capital Stock holdings, in recommending or setting, as applicable, each element of compensation. The Compensation Committee balances the types of compensation for each executive between fixed compensation and performance-based compensation in such a way that less robust Company performance will result in a lower total compensation to the executive. For 2015, about 64 percent of Mr. McNamara’s total compensation was performance-based, while the average for the other named executive officers was about 60 percent. “Performance-based” compensation includes non-equity incentive awards, option awards and performance share units.

Base Salaries

In determining the base salaries it recommends to the non-employee members of the Board, the Compensation Committee considers recommendations by certain senior executives of the Company, except with respect to the Chief Executive Officer, for whom the Compensation Committee makes its determination without the input of Company employees. In so doing, it considers each executive’s then-current base salary and evaluates the responsibilities held by each executive, current economic conditions, and his or her experience and performance. Additionally, Compensation Strategies, Inc. reviews base salaries and provides advice to the Compensation Committee. Positions are compared on the basis of job content and responsibility level to similar positions. The Compensation Committee recommends base salaries at levels it believes will attract and retain qualified executives. It believes that the base salaries as finally determined for each of the named executive officers were appropriate and competitive with salaries paid for similar positions by companies in the Peer Group referred to above and the Company’s industries. Effective May 1, 2015, the Compensation Committee recommended base salary increases to Mr. McNamara, Mr. Williams, Mr. O’Toole and Mr. Tucker in respective percentages of 8.5%, 12.5%, 6.2% and 6.0%, respectively.

Annual Incentive Compensation

Amounts of annual incentive compensation are recommended by the Compensation Committee to the non- employee members of the Board. The Company’s operating results as compared with historical results were the primary considerations in determining annual incentive compensation prior to 2013. Beginning in 2013, in response to stockholder input and feedback from institutional proxy advisory firms, the Compensation Committee adopted a target bonus program based on achieving goals related to Adjusted EPS and Return on Assets.

The Company provides its named executive officers, other officers, and other key management employees an opportunity to earn an annual incentive award based on the Company’s, and its operating divisions, financial performance each year. Adjusted EPS targets and Return on Assets targets are used to determine incentive compensation for senior executives of the Company, including the CEO. The Compensation Committee believes Adjusted EPS and Return on Assets are the most appropriate measurements of financial performance on an annual basis. They are among the most well-known measures of overall financial performance, widely used by both financial analysts and the investing public.
The Compensation Committee believes using these measurements best aligns the interests of incentive plan participants with those of the Company’s stockholders.

The detailed calculation of annual incentive compensation based on 2015 performance versus targets for the named executive officers is shown in the following narrative and tables.

The following table shows each named executive officer’s target bonus percentage as a percentage of base salary.

Target Bonus Percentages of Base Salary

Incentive Compensation

K. J. McNamara	125%
D. P. Williams	100
T. S. O'Toole	100
S. S. Lee	100
A. V. Tucker	75

The Adjusted EPS target is weighted 75% of total incentive compensation opportunity, and the Return On Assets target weighted 25% of total incentive compensation opportunity. Performance above target(s) results in incentive compensation greater than the target percentage of salary; performance below target(s) results in incentive compensation lower than the target percentage of base salary. The target multipliers are highly leveraged both above and below target performance. The maximum multiplier of 200% is achieved at Adjusted EPS at 10% over target and the minimum multiplier of 0% is effective at Adjusted EPS 10% below target; for Return On Assets, the maximum multiplier of 200% is achieved at Return On Assets of 140% of target and the minimum multiplier of 0% is effective at Return On Assets of 60% of target.

The following table shows target and actual performance for the Company and its subsidiaries, the percent of target achievement, and the target multiplier.

OPERATING RESULTS COMPARISONS VS. TARGETS FOR 2015

		2015 Actual Target
		Adjusted E.P.S.	Return on Total Assets
		(75%)	(25%)
VITAS
(1)	Reported	$5.56	17.6%
(2)	Target	5.25	16.4%
(3)	Percent of Target	105.9%	107.3%
(4)	Target Multiplier	159.0%	118.3%

Roto-Rooter
(5)	Reported	$2.79	18.9%
(6)	Target	2.53	17.4%
(7)	Percent of Target	110.3%	108.6%
(8)	Target Multiplier	200.0%	121.5%

Chemed Consolidated
(9)	Reported	$7.01	13.9%
(10)	Target	6.59	12.7%
(11)	Percent of Target	106.4%	109.4%
(12)	Target Multiplier	164.0%	123.5%

2015 Target/Actual Bonus Earned

NEO	Target Bonus	Actual Bonus	Actual as a % to Target

K. J. McNamara	$1,242,500	$1,911,897	153.9%
D. P. Williams	550,000	846,313	153.9
T. S. O'Toole	675,000	1,004,569	148.8
S. S. Lee	355,000	640,331	180.4
A. V. Tucker	210,000	323,138	153.9

Long-Term Incentives

The Compensation Committee grants long-term incentive compensation pursuant to the Stock Incentive Plans. While long-term incentive compensation may be paid under the Stock Incentive Plans in the form of stock option awards, performance share units, and restricted or fully vested stock awards, currently all of the long-term incentive awards granted pursuant to such plans are in the form of stock option, performance share units, or restricted stock awards. In granting long-term incentives in the form of stock option awards, performance share units, and restricted stock awards, the Compensation Committee considers as recipients employees who have demonstrated capacity for contributing to the Company’s goals. The time-based restricted stock awards granted in May 2015 were transitional in nature as performance share units are now intended to replace them. No new grants of time-based restricted stock awards are contemplated. In all cases, the long-term equity awards are intended to encourage employees to act as owners of the business, further aligning their interests with those of stockholders.

The Compensation Committee grants stock option awards with an exercise price at no less than 100% of fair market value of Capital Stock on the date granted. Since 2006, stock option awards vest ratably over three years, thus providing value to the Company’s employees only if the share price increases after the date such awards were granted and the employees remain employed for a significant period of time.

Based on the overhaul of the incentive compensation program in 2013, performance share units vest based on targeted criteria, including a three-year Adjusted EPS target and a three-year relative Total Shareholder Return (“TSR”) performance metric. In February 2016, the Compensation Committee granted performance-based share units under the 2015 Plan. Upon vesting, each unit is converted to one share of Capital Stock. Depending on the Company’s performance as measured by the three-year growth rate in Adjusted EPS and three-year TSR as compared with the Peer Group, the shares earned will vary between 0% and 200% of the target grants.

The following two tables detail the percentages of the target grants that will be earned depending on the actual Adjusted EPS and TSR performance levels for the period beginning January 1, 2016 and ending December 31, 2018.

	3-Year Adjusted EPS CAGR	Percentage of Target Shares

Maximum	15%	200.0%
Target	7%	100.0%
Minimum	3%	0.0%

	3-Year TSR Percentile	Percentage of Target Shares

Maximum	Greater than 90th	200.0%
	75th	150.0%
	60th	125.0%
Target	50th	100.0%
	40th	75.0%
	25th	50.0%
Minimum	Less than 25th	0.0%

For performance levels between those appearing in the above tables, the number of shares to be vested and earned will be interpolated between the next closest performance levels appearing in the tables. For all grantees, the performance metrics are those of Chemed in total rather than any individual’s respective operating division. The grant recommendations were dollar-denominated; the number of share units per grantee was determined based on the average of the high and low price of the Company’s Capital Stock on the day of the Compensation Committee’s approval. The relative TSR is measured against the Peer Group.

The first three-year performance share units were granted for the period beginning January 1, 2013 and ending December 31, 2015. The actual Adjusted EPS CAGR for the three-year period ending December 31, 2015 was 10.26%, which yielded an award of 144.4% of target for the portion of the PSU granted related to Adjusted EPS (including reinvestment of dividends paid on Chemed shares during the performance term). Chemed’s TSR performance for the three-year period 2013 – 2015 ranked in the 73rd percentile of the Peer Group, and resulted in a payout rate of 149.8%   of the target share amount (including the impact of reinvested dividends).

The Compensation Committee believes the payment of long-term incentive compensation in the form of performance-based share units promotes and encourages long-term retention and service for the Company and better aligns the interests of the named executive officers with those of the Company’s stockholders through increased share ownership, promoting improved financial performance, and increased stockholder value.

Stock option and stock awards are not granted so as to “time” them before the release of material nonpublic information that is likely to result in an increase in share price (“spring-loading”) or delay them until after the release of material nonpublic information that is likely to result in a decrease in share price (“bullet-dodging”). The Company does not reprice stock option awards or replace them if the share price declines after the date such stock option awards were granted. Beginning in 2013, in the event of a change in control of the Company, all stock option and stock award incentives are subject to a double trigger vesting, requiring employment termination coupled with a change in control. The Company also adopted a clawback policy affecting incentive compensation.

Perquisites

The Company’s executive compensation program offers perquisites that are commonly available to senior executives, the nature and amounts of which are detailed in the All Other Compensation Table.

Retirement Benefits

The Company maintains the Retirement Plan, a tax-qualified defined contribution plan, for the benefit of its employees, including the named executive officers. The Retirement Plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis. The Company also provides a matching contribution to employees who contribute to the plan. The named executive officers participate in the Retirement Plan within the limits imposed by the Internal Revenue Code (the “Code”) and the Employee Retirement Income Security Act (“ERISA”).

The Company also maintains the Excess Benefit Plan and the Deferred Compensation Plan, which are non- qualified supplemental savings plans for key employees, including the named executive officers, whose participation in the Retirement Plan is limited by the Code and ERISA. Messrs. McNamara, Williams, O’Toole and Tucker participate in the Excess Benefit Plan, and Mr. Lee participates in the Deferred Compensation Plan. These plans allow participants to defer up to 50% of their base salary and up to 85% of their annual cash incentive compensation and income from stock awards and provide a matching contribution from the Company. Participants select mutual funds as investments, and amounts deferred and credited to participant accounts under the plans are credited with earnings or losses depending on the performance of the selected mutual funds. Participants may receive the amounts credited to their accounts at retirement, termination of employment or on a specific date following termination or retirement and may also elect to receive a portion of each year’s deferral and earnings on a specific date prior to retirement or termination of employment. Participants may receive such amounts in a lump-sum payment or in installment payments.

Each of the named executive officers also participates in the Supplemental Pension Plan, which provides certain key employees with a supplemental pension and optional life insurance benefit. The Company accrues a fixed monthly contribution to each participant’s account under this plan, and participants’ accounts are credited with monthly earnings based on an annual interest rate. Participants have the option to use a portion of this Company contribution to purchase supplemental term life insurance. Mr. Tucker also participates in the 1986 Severance Plan, which is an unfunded defined contribution plan in which Mr. Tucker’s account is credited with certain Company contributions that will pay out upon his death or termination of employment.

Tax Considerations

U.S. federal income tax law prohibits the Company from taking a deduction for compensation paid to its covered executive officers over $1,000,000 per executive per year, but exempts certain performance-based compensation. See the discussion of performance goal material terms re-approval below. The Compensation Committee considers tax regulations in structuring compensation arrangements to achieve deductibility, except where outweighed by the need for flexibility, or as the Company otherwise determines is in the best interests of the Company and its stockholders.

Employment Agreements; Severance Payments; Change in Control

The Company has employment agreements with three of its named executive officers: Messrs. McNamara, Williams and O’Toole. On May 3, 2008, Mr. McNamara entered into a two-year employment agreement, which automatically renews every May 3 beginning May 3, 2010 for an additional one-year term unless either party provides 30 days’ prior written notice of non-renewal. Mr. McNamara’s employment agreement provides for a lump-sum severance payment, in the event of termination without cause, equal to five times his then-current base salary plus a pro- rated portion of his average annual incentive compensation for the then-past three full fiscal years. In the event of termination without cause, he also would be entitled to continue to participate in the Company’s welfare benefit plans   for 24 months following termination at the then-current rate of contribution. The employment agreements with Messrs. Williams and O’Toole, entered into in December 2006 and May 2007, respectively, contain the same terms as outlined above for Mr. McNamara, except that each of Messrs. Williams and O’Toole would be entitled to a lump-sum   severance payment equal to two and a half times his then-current base salary and continued participation in the Company’s welfare benefit plans for 18 months following termination at the then-current rate of contribution. Such severance payments and benefits are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and, for Mr. McNamara, two-year non-compete and non-solicitation covenants and, for Messrs. Williams and O’Toole, one-year non-compete and non-solicitation covenants. If these payments were subject to the excise taxes imposed by Section 409A of the Code, Messrs. McNamara, Williams and O’Toole would be entitled to gross-up payments. The Company does not intend to enter into future employment agreements that provide for excise tax gross- ups.

For a termination due to death, disability or retirement, each of Messrs. McNamara, Williams and O’Toole would be entitled under his employment agreement to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years. Such severance payments under each employment agreement for a termination due to disability or retirement are conditioned upon execution of a general release of claims in favor of the Company and a nondisclosure covenant.

In 2006, the Board of Directors adopted the Chemed Corporation Senior Executive Severance Policy (as amended, supplemented or otherwise modified as of the date hereof, the “Senior Executive Severance Policy”) and the Chemed Corporation Change in Control Severance Plan (as amended, supplemented or otherwise modified as of the date hereof, the “Change in Control Plan”), which were intended to replace most of the existing employment agreements entered into by the Company. Accordingly, rather than enter into new employment agreements with Company executives, including Messrs. Lee and Tucker, whose employment agreements had expired or were about to expire, such executives’ severance and change in control benefits are now governed by the Senior Executive Severance Policy and the Change in Control Plan. Messrs. McNamara, Williams and O’Toole are not covered by the Senior Executive Severance Policy, but are covered by the Change in Control Plan. However, in the event of a change in control of the Company, Messrs. McNamara, Williams and O’Toole would not receive benefits under both their employment agreements and the Change in Control Plan. With the shift from individual employment agreements to general severance and change in control plans, the Compensation Committee intended to reduce total payouts to executives upon termination and move the Company’s executive severance arrangements more in line with market practices.

Under the Senior Executive Severance Policy, if an executive is terminated without cause, he or she would be entitled to a lump-sum payment equal to one and a half times his or her then-current base salary and a pro-rated portion of his or her average annual incentive compensation for the then-past three full fiscal years. Such executive would also be entitled to continued participation in the Company’s welfare benefit plans for one year following termination of employment at the then-current rate of contribution. Severance payments and benefits under the Senior Executive Severance Policy are conditioned upon execution of a general release of claims in favor of the Company. Additionally, for a termination without cause or due to disability or retirement, such severance payments and benefits are conditioned upon nondisclosure and one-year non-compete and non-solicitation covenants. If payments under the Senior Executive Severance Policy were subject to the excise taxes imposed by Section 409A of the Code, participants would be entitled to gross-up payments. In the event of a change in control of the Company, participants in the Senior Executive Severance Policy would not receive benefits under both the Senior Executive Severance Policy and the Change in Control Plan. For a termination due to death, disability or retirement, each of the participants in the Senior Executive Severance Policy would be entitled to a lump-sum payment equal to the pro-rated portion of the average of his or her annual incentive compensation for the then-past three full fiscal years.

The Change in Control Plan, described in additional detail under “Change in Control of the Company” below, provides for severance payments and benefits in the event of a change in control of the Company followed within two years by an executive’s termination of employment either without cause or for good reason (“double trigger”). Payments under the Change in Control Plan are triggered by:

a)	termination of employment by the Company without cause; or

b)	termination of employment by the employee within 90 days of an event giving him or her good reason to so terminate.

The Change in Control Plan would provide for payments equal to three times the sum of (a) the highest base salary during the 120-day period prior to the change in control or any time following the change in control and (b) the average annual incentive compensation for the then-past three full fiscal years to Messrs. McNamara, Williams and O’Toole, and two times the sum of (a) the highest base salary during the 120-day period prior to the change in control or any time following the change in control and (b) the average annual incentive compensation for the then-past three full fiscal years to the other participants, all paid in cash in a lump sum within 10 days following termination. If the termination were to take place in a fiscal year other than the fiscal year during which the change in control occurred, each participant would also receive a pro-rated portion of his or her three-year average annual incentive compensation. Participants would also receive benefits under the Company’s welfare benefit plans for a period of three (for Messrs. McNamara, Williams and O’Toole) or two years; a lump-sum cash payment within 10 days following termination in the amount of employer contributions to defined contribution plans; perquisites for a period of three (for Messrs. McNamara, Williams and O’Toole) or two years; and outplacement assistance up to $25,000. Regardless of whether a participant is terminated and in addition to the severance benefits set forth above, upon a change in control, each participant in the Change in Control Plan would receive, within 10 days following the change in control, a lump-sum cash payment equal to the average of the participant’s annual incentive compensation for the then-past three full fiscal years (“single-trigger” payments). Payments under the Change in Control Plan, including single-trigger payments, are conditioned on execution of a general release of claims in favor of the Company. If payments under the Change in Control Plan were subject to taxes imposed by Sections 4999 or 409A of the Code, participants would be entitled to gross-up payments.

Capital Stock Ownership Guidelines

Executive ownership of Capital Stock reflects an alignment of the interests of the Company’s executives and directors with those of its stockholders. All the Company’s non-employee directors, Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, Business Unit Presidents and its Chief Executive Officer are required to acquire and retain stock ownership in the Company, measured as a meaningful level of a multiple of their base salary or board retainer in shares of Capital Stock.

The Chief Executive Officer’s required Capital Stock ownership multiple is five times base salary; for the Chief Financial Officer, Executive Vice Presidents and Business Unit Presidents, four times; for Senior Vice Presidents, three times; and for Vice Presidents, two times base salary. Time-based restricted stock awards count towards Capital Stock ownership goals. Non-employee directors are required to retain five times their annual board retainer, which is $55,000, resulting in required holdings of $275,000 in 2015. These guidelines are administered by the Compensation Committee. Mr. McNamara currently holds shares of Capital Stock with a market value of approximately 23 times his current base salary. All named executive officers, directors, and other executives have met their Capital Stock ownership guidelines or are pursuing plans that will permit them to achieve them within the time frame allotted by the guidelines.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based on these reviews and discussions the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2015 Annual Report on Form 10-K and the Company’s 2016 Proxy Statement.

George J. Walsh III, Chairman
Walter L. Krebs
Andrea R. Lindell
Frank E. Wood

Summary Compensation Table

The following table shows the compensation paid to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company in 2013, 2014 and 2015 for all services rendered in all capacities to the Company and its subsidiaries:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(a)	Option Awards ($)(a)	Non-Qualified Deferred Compensation Earnings ($)(b)	All Other Compensation ($)(c)	Total ($)
K.J. McNamara	2015	$968,167	$1,911,897	$1,667,705	$2,062,200	$17,144	$798,339	$7,425,452
President and CEO
	2014	904,750	1,335,512	687,080	1,510,600	11,705	1,651,285	6,100,932
	2013	857,917	1,381,084	1,282,763	753,305	12,854	618,846	4,906,769
D.P. Williams
Executive Vice	2015	529,667	846,313	647,788	707,040	7,927	339,735	3,078,470
President and CFO	2014	485,833	570,052	239,618	517,920	5,411	519,385	2,338,219
	2013	463,067	601,173	485,305	262,789	5,943	239,790	2,058,067
T.S. O'Toole
Executive Vice	2015	661,833	1,004,569	408,655	648,120	15,103	355,953	3,094,233
President	2014	627,167	771,338	199,733	469,365	10,312	414,871	2,492,786
	2013	610,500	610,500	465,702	218,981	11,325	243,479	2,160,487
S.S. Lee
Executive Vice	2015	350,750	640,331	413,023	368,250	7,783	134,730	1,914,867
President	2014	329,500	407,756	139,808	280,540	5,314	206,514	1,369,432
	2013	314,375	370,142	199,817	153,284	5,836	180,288	1,223,742
A.V. Tucker, Jr.
Vice President	2015	274,750	323,138	287,241	335,844	4,798	138,251	1,364,022
and Controller	2014	262,500	231,037	119,850	246,012	3,268	134,820	997,487
	2013	237,667	243,541	233,151	131,394	3,582	87,817	937,152

(a)
Amounts represent the grant date fair value of stock options and stock awards determined in accordance with the FASB's stock based compensation rules. See Note 4 to the Consolidated Financial Statements included as Exhibit 13 to the Company's 2015 Annual Report on Form 10-K for a description of the assumptions used in determining the grant date fair value.

(b)
Amounts represent interest earnings on balances in each named executive officer's account under the Supplemental Pension Plans and also, for Mr. Tucker, the 1986 Severance Plan, that are in excess of 120% of the long-term applicable federal rate in effect in July 2015.

(c)	See "All Other Compensation Table" for details.

ALL OTHER COMPENSATION TABLE

The table below describes each component of the All Other Compensation column in the Summary Compensation Table:

	K.J. McNamara	D.P. Williams	T.S. O'Toole	S.S. Lee	A.V. Tucker, Jr.
Company contribution to non-qualified deferred compensation plans	$599,756	$270,661	$318,679	$61,546	$114,105
Personal use of Company aircraft	150,053	38,098	-	-	-
Company contributions to unfunded supplemental retirement plan	26,356	12,185	23,218	11,965	7,753
Personal use of Company apartment	6,860	-	-	-	2,440
Company contribution to 401(k) plan	7,950	7,950	7,950	7,950	7,950
Long-term care insurance	5,746	6,413	3,681	6,123	4,808
Term life insurance	1,618	1,195	2,425	691	1,195
Personal use of company golf club membership	-	3,233	-	7,168	-
Payment of certain housing costs	-	-	-	31,943	-
Supplemental life insurance	-	-	-	3,515	-
Personal use of company car	-	-	-	3,829	-

Total	$798,339	$339,735	$355,953	$134,730	$138,251

Grants of Plan-Based Awards

The following table shows stock option and stock awards granted in 2015 to the named executive officers in the Summary Compensation Table pursuant to the Stock Incentive Plans:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share) (a)	Closing Market Price on Grant Date ($/Share)	Grant Date Fair Value of Award ($)(b)
K.J. McNamara	2/20/2015	3,094	-	n.a.	$113.73	$350,055
	2/20/2015	3,094	-	n.a.	113.73	441,050
	5/18/2015	7,200	-	n.a.	122.46	876,600
	11/6/2015	-	70,000	$157.36	158.50	2,062,200

D.P. Williams	2/20/2015	1,105	-	n.a.	113.73	125,020
	2/20/2015	1,105	-	n.a.	113.73	157,518
	5/18/2015	3,000	-	n.a.	122.46	365,250
	11/6/2015	-	24,000	$157.36	158.50	707,040

T.S. O'Toole	2/20/2015	884	-	n.a.	113.73	100,016
	2/20/2015	884	-	n.a.	113.73	126,014
	5/18/2015	1,500	-	n.a.	122.46	182,625
	11/6/2015	-	22,000	$157.36	158.50	648,120

S.S. Lee	2/20/2015	663	-	n.a.	113.73	75,012
	2/20/2015	663	-	n.a.	113.73	94,511
	5/18/2015	2,000	-	n.a.	122.46	243,500
	11/6/2015	-	12,500	$157.36	158.50	368,250

A.V. Tucker, Jr.	2/20/2015	552	-	n.a.	113.73	62,453
	2/20/2015	552	-	n.a.	113.73	78,688
	5/18/2015	1,200	-	n.a.	122.46	146,100
	11/6/2015	-	11,400	$157.36	158.50	335,844

(a)	The exercise price of option awards is the average of the high and low sale prices of the New York Stock Exchange on the date of grant.

(b)
Amounts represent the aggregate grant date fair value of the awards determined in accordance with the FASB's stock based compensation rules. Note 4 to the Consolidated Financial Statements included as Exhibit 13 to the Company's annual report of form 10-K for a description of the assumptions used in determining the grant date fair value.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a description of material factors necessary to understand the information disclosed in the Summary Compensation Table, the All Other Compensation Table and the Grants of Plan-Based Awards Table. This discussion is meant to supplement the information contained in the Compensation Discussion and Analysis.

“Performance-Based” Compensation in Proportion to Total Compensation

In 2015, the named executive officers’ “performance-based” compensation, including non-equity incentive awards, option awards, and equity incentive and market-based stock awards, represented the following approximate percentages of their total compensation: Mr. McNamara – 64%; Mr. Williams – 59.6%; Mr. O’Toole – 60.7%; Mr. Lee – 61.5%; and Mr. Tucker – 58.7%. The Compensation Committee believes that this mix of compensation balances the objectives of rewarding recent results and motivating long-term performance. Additionally, in determining the appropriate combination of compensation elements, the Compensation Committee places an emphasis on stock options, performance share units, and stock awards in order to closely align the executives’ interests with those of the Company’s stockholders and reward stronger performance of the Company.

Employment Agreements

The Company has employment agreements with three of its named executive officers: Messrs. McNamara, Williams and O’Toole. On May 3, 2008, Mr. McNamara entered into a two-year employment agreement, which provided for his continued employment as a senior executive officer of the Company through May 2, 2010. The agreement automatically renews on each subsequent May 3 for a one-year term unless either party provides 30 days’ prior written notice of non-renewal. The agreement provides for a base salary of $700,000 or such higher amount as the Board of Directors may determine. Mr. McNamara’s current base salary is $994,000. Mr. McNamara’s employment agreement provides for a lump-sum severance payment, in the event of termination without cause, equal to five times   his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years. He also will be entitled to continue to participate in the Company’s welfare benefit plans for 24 months following termination at the then-current rate of contribution. Such severance payments and benefits are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and two-year non-compete and non-solicitation covenants. If such payments were subject to the excise taxes imposed by Section 409A of the Code, Mr. McNamara would be entitled to gross-up payments.

Mr. Williams’ employment agreement, entered into on December 1, 2006, provided for his employment as a senior financial executive through November 30, 2008, after which time the term of the agreement was automatically extended by one year and will be further extended by one year on each subsequent December 1 unless either party provides 30 days’ prior written notice of non-renewal. The agreement provides for a base salary of $313,500 or such higher amount as the Board of Directors may determine. Mr. Williams’ current base salary is $550,000. Mr. O’Toole’s employment agreement, entered into on May 6, 2007, provided for his employment as a senior executive of the Company through May 5, 2009, after which time the term of the agreement was automatically extended by one year and will be further extended by one year on each subsequent May 6 unless either party provides 30 days’ prior written   notice of non-renewal. Mr. O’Toole’s agreement provides for a base salary of $504,500 or such higher amount as the Board of Directors may determine. Mr. O’Toole’s current base salary is $675,000.

Each of Messrs. Williams’ and O’Toole’s agreements is identical in all material respects to Mr. McNamara’s, except if he were terminated without cause, he would (a) receive a lump-sum severance payment equal to two and a half times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then- past three full fiscal years and (b) be entitled to continue to participate in the Company’s welfare benefit plans for 18 months following termination at the then-current rate of contribution. Such severance payments and benefits for   Messrs. Williams and O’Toole are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and one-year non-compete and non-solicitation covenants. If such payments were subject to the excise taxes imposed by Section 409A of the Code, Messrs. Williams and O’Toole would be entitled to gross-up payments.

The definition of “cause” under each of the employment agreements is set forth below under the heading “Termination Without Cause Prior to and Not in Connection With a Change in Control of the Company; Termination Due to Death, Disability or Retirement - Employment Agreements.”

For a termination due to death, disability or retirement, each of Messrs. McNamara, Williams and O’Toole would be entitled under his employment agreement to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years. Such severance payments under each employment agreement for a termination due to disability or retirement are conditioned upon execution of a general release of claims in favor of the Company and a nondisclosure covenant.

A more detailed discussion of amounts that would be payable to Messrs. McNamara, Williams and O’Toole upon termination is set forth below under the heading “Potential Payments to Executives Upon Termination or Change in Control.”

Annual Cash Incentives

Annual cash incentive compensation is granted by the Compensation Committee, subject to approval by the Board. For 2015, annual cash incentive compensation was awarded to each of the named executive officers. The amount of the annual cash incentive compensation awards are set forth in the “Non Equity Incentive Award” column of the Summary Compensation Table. A more detailed discussion of the criteria that the Compensation Committee considered when recommending the amount of the 2015 cash incentive compensation is set forth in the Compensation Discussion and Analysis.

Stock Incentive Plans

The Company has three Stock Incentive Plans under which stock option awards to purchase shares of Capital Stock, performance share units, and awards of restricted and fully vested stock may be granted for a period of ten years to key employees: the 2006 Incentive Plan, the 2010 Incentive Plan and the 2015 Incentive Plan. The Company, prior to 2013, granted stock option and restricted stock awards annually to key employees, including the named executive officers, pursuant to the Stock Incentive Plans. In 2013, 2014 and 2015, performance share units were granted rather than time-based restricted stock awards. No further time-based restricted stock awards are contemplated to be granted.

All stock option awards granted under these plans provide for a purchase price equal to the fair market value of the Capital Stock at the date granted. Fair market value is defined as the mean between the high and low sales prices of a share of Capital Stock on the New York Stock Exchange. Stock option awards granted under the Stock Incentive     Plans are non-qualified and, when vested, are exercisable for fully vested shares of Capital Stock. Stock option awards granted in 2013, 2014 and 2015 become exercisable in three equal installments on each of the first three anniversaries of the date such awards were granted. Vested stock option awards remain exercisable for three months following termination of the holder’s employment, if the Compensation Committee so specifically consents, except for   termination due to death, incapacity or retirement, in which case vested stock option awards remain exercisable for 15 months following termination. Unvested stock option awards are forfeited upon termination of employment for any reason other than death, disability or retirement, in which case unvested option awards are forfeited three months after termination. All unvested stock option awards granted prior to 2013 held by employees will accelerate and vest upon a change in control of the Company. Those stock option awards granted in 2013 and later only accelerate and vest upon both a change in control of the Company and the employee’s employment termination without good cause or for good reason.

Restricted stock awards may not be sold or otherwise transferred until they vest. If the recipient’s employment terminates due to death, disability or termination without cause, or if there is a change in control of the Company, the restrictions on transfer terminate. Upon the holder’s retirement, the restrictions will lapse as to a fraction of the restricted stock equal to the length of time, in years, from the date such awards were granted to the date of the holder’s retirement over the total number of years over which the award would have vested. Otherwise, restricted stock awards are forfeited upon the holder’s termination of employment. Holders receive dividends on restricted stock and are entitled   to vote such stock, whether or not it has vested.

Performance share units, granted for 2013-2015 in November 2013, in February 2014 for 2014-2016, and in February 2015 for 2015-2017, are payable on achievement of performance-based targets and continued employment through the date on which the Compensation Committee determines the number of shares to be delivered, after December 31 and before March 15, respectively. Holders of share units do not receive dividends but their number of shares are increased by dividends paid. If the recipient’s employment terminates due to death, disability or retirement, their units vest and he or she earns a pro-rated number of shares. If their employment terminates for another reason, all restricted share units are forfeited. Upon a change in control of the Company, replacement awards are to be issued. If such change in control is followed by a termination of employment other than for good cause or for good reason, the restricted share units vest.

Other Plans

The named executive officers participate in various plans that are generally available to the employees of the Company, including the Retirement Plan, which is a tax-qualified defined contribution plan, and the Company’s welfare benefit plans. In addition, the Company has several non-qualified supplemental savings plans for key employees (including each of the named executive officers) whose participation in the Retirement Plan is limited by rules imposed by the Code and ERISA. These non-qualified supplemental savings plans are discussed in greater detail in the narrative that follows the Nonqualified Deferred Compensation Table. The contributions of the Company which were credited into these plans in 2015 on behalf of each of the named executive officers are set forth in the Nonqualified Deferred Compensation Table.

Eligible employees, including each of the named executive officers, also participate in the Supplemental Pension Plan. Mr. Tucker also accrues a benefit under the 1986 Severance Plan. The Supplemental Pension Plan and 1986 Severance Plan are supplemental defined contribution plans and are discussed in greater detail in the narrative that follows the Nonqualified Deferred Compensation Table. Each named executive officer’s accrual of benefits under these plans for 2015 is set forth in the Nonqualified Deferred Compensation Table.

Outstanding Equity Awards at Year End

The following table shows outstanding equity awards at 2015 year end held by the named executive officers in the Summary Compensation Table:

OUTSTANDING EQUITY AWARDS AT YEAR END 2015

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Of Shares or Units of Stock That Have Not Vested (j) ($)
K.J. McNamara	35,000	-		65.17	2/18/2021	-		-
	86,000	-		63.36	2/14/2022	-		-
	33,932	16,967	(a)	70.30	11/8/2023	-		-
	23,333	46,667	(b)	106.59	11/7/2024	-		-
	-	70,000	(c)	157.36	11/6/2020	-		-
	-	-		-	n.a.	9,470	(d)	1,418,606
	-	-		-	n.a.	7,547	(e)	1,130,541
	-	-		-	n.a.	7,200	(f)	1,078,560
	-	-		-	n.a.	6,188	(g)	926,962
	-	-		-	n.a.	7,200	(h)	1,078,560
D.P. Williams	35,000	-		65.17	2/18/2021	-		-
	30,000	-		63.36	2/14/2022	-		-
	11,837	5,919	(a)	70.30	11/8/2023	-		-
	8,000	16,000	(b)	106.59	11/7/2024	-		-
	-	24,000	(c)	157.36	11/6/2020	-		-
	-	-		-	n.a.	3,898	(d)	583,920
	-	-		-	n.a.	3,107	(e)	465,429
	-	-		-	n.a.	2,511	(f)	376,148
	-	-		-	n.a.	2,210	(g)	331,058
	-	-		-	n.a.	3,000	(h)	449,400
T.S. O'Toole	-	4,932	(a)	70.30	11/8/2023	-		-
	-	14,500	(b)	106.59	11/7/2024	-		-
	-	22,000	(c)	157.36	11/6/2020	-		-
	-	-		-	n.a.	3,709	(d)	555,608
	-	-		-	n.a.	3,360	(e)	503,328
	-	-		-	n.a.	2,093	(f)	313,531
	-	-		-	n.a.	1,768	(g)	264,846
	-	-		-	n.a.	1,500	(h)	224,700

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Of Shares or Units of Stock That Have Not Vested (j) ($)
S.S. Lee	9,000	-		65.17	2/18/2021	-		-
	17,500	-		63.36	2/17/2022	-		-
	6,904	3,453	(a)	70.30	11/8/2023	-		-
	4,333	8,667	(b)	106.59	11/7/2024	-		-
	-	12,500	(c)	157.36	11/6/2020	-		-
	-	-		-	n.a.	1,105	(d)	165,529
	-	-		-	n.a.	764	(e)	114,447
	-	-		-	n.a.	1,465	(f)	219,457
	-	-		-	n.a.	1,326	(g)	198,635
	-	-		-	n.a.	2,000	(h)	299,600
A.V. Tucker, Jr.	4,500	-		65.17	2/18/2021	-		-
	5,918	2,960	(a)	70.30	11/8/2023	-		-
	3,800	7,600	(b)	106.59	11/7/2024	-		-
	-	11,400	(c)	157.36	11/6/2020	-		-
	-	-			n.a.	1,799	(d)	269,490
	-	-			n.a.	1,434	(e)	214,813
	-	-		-	n.a.	1,256	(f)	188,149
	-	-		-	n.a.	1,104	(g)	165,379
	-	-		-	n.a.	1,200	(h)	179,760

(a)	All of the unvested stock option award will vest on November 8, 2016.
(b)	Half of the remaining stock option award will vest on November 7, 2016 and the remainder on November 7, 2017.
(c)	One third of the stock option award will vest on November 6, 2016, one third on November 6, 2017 and the remainder on November 6, 2018.
(d)	Award will vest in full on February 17, 2016.
(e)	Award will vest in full on February 20, 2017.
(f)	Award vests upon attainment of certain return or earnings targets on or prior to December 31, 2016.
(g)	Award vests upon attainment of certain return or earnings targets on or prior to December 31, 2017.
(h)	One third of the stock award will vest on May 18, 2016, one third on May 18, 2017 and the remainder on May 18, 2018.
(i)	Amounts are based on the $149.80 closing price of the Capital Stock on December 31, 2015.

Stock Option Award Exercises and Stock Awards Vested

The table below shows information concerning the exercise of stock option awards and vesting of restricted stock awards during 2015 for the named executive officers in the Summary Compensation Table:

OPTION EXERCISES AND STOCK VESTED IN 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
K.J. McNamara	135,000	$9,855,550	17,907	$2,034,772
D.P. Williams	85,000	7,496,700	8,390	953,356
T.S. O'Toole	20,516	1,201,598	8,390	953,356
S.S. Lee	67,000	5,483,880	3,717	422,363
A.V. Tucker, Jr.	20,500	1,252,545	4,049	460,088

Nonqualified Defined Contribution and other Nonqualified Deferred Compensation Plans

The table below shows information concerning compensation deferred under the Excess Benefit Plan, the Deferred Compensation Plan, the 1986 Severance Plan and the Supplemental Pension Plan during 2015 by each of the named executive officers in the Summary Compensation Table:

NONQUALIFIED DEFERRED COMPENSATION IN 2015

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(a)(b)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)(b)
K.J. McNamara	$51,216	$599,756	$1,198,796	$13,756,765
Excess Benefit Plan
Supplemental Pension and Life Insurance Plan	-	26,356	30,614	466,386
D.P. Williams
Excess Benefit Plan	131,956	270,661	54,004	3,687,852
Supplemental Pension and Life Insurance Plan	-	12,185	14,154	215,622
T.S. O'Toole
Excess Benefit Plan	70,090	318,679	650,872	5,908,189
Supplemental Pension and Life Insurance Plan	-	23,218	26,970	410,860
S.S. Lee
Roto-Rooter Deferred Compensation Plan	-	185,517	(63,968)	4,197,961
Supplemental Pension and Life Insurance Plan	-	11,965	13,898	211,730
A.V. Tucker, Jr.
Excess Benefit Plan	-	114,105	306,080	2,342,898
Supplemental Pension and Life Insurance Plan	-	7,753	8,191	125,111
1986 Severance Plan	-	-	378	5,826

(a)	Amounts reported in All Other Compensation Table for 2015.
(b)	To the extent that earnings reflected herein exceeded 120% of the long-term applicable federal rate as in effect in July 2015, such earnings are reported for 2015 in the All Other Compensation Table.

The Excess Benefit Plan and the Deferred Compensation Plan

Each of the named executive officers participate in either the Excess Benefit Plan or the Deferred Compensation Plan (collectively, the “Plans”). The Plans are non-qualified supplemental savings plans that allow participants to defer up to 50% of their base salary and up to 85% of their annual cash incentive compensation and stock award income. The Plans also provide the participants with Company matching contributions which would have been received in the tax-qualified Retirement Plan had the participant’s participation in the Retirement Plan not been limited by rules imposed under the Code and ERISA. The Plans offer only mutual funds as investment options for participant contributions. Participants select the mutual funds as investments, and amounts deferred and credited to participant accounts under the Plans are credited with earnings or losses depending on the performance of the selected mutual funds. Participants can change their investment options for both future deferrals and current account balances at any time. The earnings credited to the accounts of participants are equal to the actual earnings from the mutual funds in which the participants elect to invest.

The table below shows the funds available under the Excess Benefit Plan and the Roto-Rooter Deferred Compensation Plan and their annual rates of return for the calendar year ended December 31, 2015, as reported by the administrator of the Plans.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Europacific Growth Fund	-0.53%	Merrill Lynch Aggressive Model Portfolio	-1.58%
Blackrock S&P 500 Index	1.35%	Merrill Lynch Conservative Model Portfolio	-0.53%
Chemed Corporation Common Stock	42.75%	Merrill Lynch Moderate Model Portfolio	-1.20%
Columbia Midcap Index Fund	-2.32%	Merrill Lynch Moderate/Aggressive Model Portfolio	-1.37%
Columbia Small Cap Value Fund	-6.25%	Merrill Lynch Moderate/Conservative Model Portfolio	-0.98%
Dodge and Cox Income	-0.59%	Oppenheimer Global Fund	4.13%
Goldman Sachs Mid Cap Value Fund	-9.12%	Prudential Jennison Mid Cap Fund	-2.40%
Harbor International Fund	-3.82%	Pimco Low Duration Fund	0.66%
Invesco Growth and Income Fund	-2.90%	Pimco Real Return Bond Fund	-2.83%
Invesco Real Estate Fund	2.07%	Templeton Global Bond Fund	-4.03%
Lord Abbett Developing Growth Fund	-8.64%	Retirement Reserves Money Fund	0.00%
Mainstay Large Cap Growth Fund	6.17%	Supplemental Pension and Life	7.00%

Prior to making deferrals in the Plans, participants must specify the date and manner in which they wish to receive their distribution from the Plans. Participants may receive the amounts credited to their accounts at retirement, termination of employment or on a specific date following termination or retirement. Participants must also elect whether to receive distributions in a lump sum or in installment payments. Participants may elect to receive some or all of each year’s deferral and related earnings on a specific date prior to retirement or termination of employment (“In- Service Distribution”). In order to satisfy the requirements of Section 409A of the Code, certain “key employees” may not receive a distribution from the Plans until six months following a separation from service. In-Service Distributions are not subject to the six-month delay.

Messrs. McNamara, Williams, O’Toole and Tucker received Company contributions in the Excess Benefit   Plan for the plan year 2015 in the amounts set forth in the Nonqualified Deferred Compensation Table. Also as set forth in the Nonqualified Deferred Compensation Table, Messrs. Williams and O’Toole have each elected to defer a portion of his 2015 compensation to the Excess Benefit Plan and have also received Company contributions in such plan.

Supplemental Pension Plan

The Supplemental Pension Plan is an unfunded defined contribution plan that provides certain key employees with a supplemental pension and an optional life insurance benefit. Participants’ accounts are credited with a fixed monthly Company contribution. Participants have the option to use a portion of this Company contribution to purchase supplemental term life insurance. The Supplemental Pension Plan does not allow for employee contributions or deferrals. The participants’ accounts are credited with monthly earnings based on an annual interest rate. This interest rate is subject to change once a year. Currently this interest rate is 7%. All of the named executive officers are participants in the Supplemental Pension Plan.

1986 Severance Plan

The 1986 Severance Plan was established in connection with the Company’s 1986 elimination of its defined benefit retirement plan and adoption of a defined contribution plan. It is an unfunded defined contribution plan in which the participants’ accounts are credited with certain Company contributions. Mr. Tucker is the only named executive officer who participates in the 1986 Severance Plan.

Potential Payment to Executives Upon Termination or Change in Control

The following table represents the amounts of compensation that would be due to each of the named executive officers upon each of the listed scenarios pursuant to the Company’s plans and agreements, as if such event had occurred on December 31, 2015. The amounts shown are estimates of the amounts that would be payable in each circumstance, and the actual amounts payable will only be determined upon the actual occurrence of such event.

CHEMED CORPORATION
S UMMARY OF PAYOUTS UNDER CONTRACT/S EVERANCE/CONTROL AGREEMENTS
As of December 31, 2015

	K.J. McNamara	D.P. Williams	T.S. O'Toole	S.S. Lee	A.V. Tucker, Jr.
Termination without Cause
Severance payment (a)(b)	$4,970,000	$1,375,000	$1,687,500	$532,500	$420,000
Pro-rated annual incentive
compensation (a)	1,610,694	653,411	718,264	341,553	252,694
Welfare benefit continuation (c)	26,214	27,509	14,334	20,281	12,410
Acceleration of restricted stock
awards (d)	3,627,707	1,498,749	1,283,636	579,576	664,063
Total	$10,234,615	$3,554,669	$3,703,734	$1,473,910	$1,349,167
Involuntary Termination for Cause or
Voluntary Termination
Severance payment	-	-	-	-	-
Welfare benefit continuation	-	-	-	-	-
Total	-	-	-	-	-
Termination due to Death or Disability
Pro-rated annual incentive
compensation (a)	$1,610,694	$653,411	$718,264	$341,553	$252,694
Welfare benefit continuation	-	-	-	-	-
Acceleration of restricted stock
awards (d)	3,627,707	1,498,749	1,283,636	579,576	664,063
Total	$5,238,401	$2,152,160	$2,001,900	$921,129	$916,757
Termination due to Retirement
Pro-rated annual incentive
compensation (a)	$1,610,694	$653,411	$718,264	$341,553	$252,694
Welfare benefit continuation	-	-	-	-	-
Acceleration of restricted stock
awards (d)	1,629,375	670,804	668,408	181,408	309,487
Total	$3,240,069	$1,324,215	$1,386,672	$522,961	$562,181
Change in Control with No Termination
Annual incentive compensation
payment (a)(f)	$1,610,694	$653,411	$718,264	$341,553	$252,694
Accelerated vesting of stock option and
restricted stock awards (e)	6,993,065	2,660,749	2,540,775	1,228,591	1,227,779
Distribution of Performance awards (k)	2,005,522	707,206	578,378	418,092	353,528
280G Gross-up payment (g)	-	-	-	-	-
Total	$10,609,281	$4,021,366	$3,837,417	$1,988,236	$1,834,001
Qualifying Termination following or in
connection with a Change in Control
Severance payment (a)(h)	$7,814,082	$3,610,233	$4,179,792	$1,393,106	$1,065,388
Annual incentive compensation
payment (a)(f)	1,610,694	653,411	718,264	341,553	252,694
Welfare benefit continuation and
perquisite continuation and
outplacement assistance (i)	586,492	227,791	98,977	167,008	64,296
Company contribution to deferred
compensation plans (j)	1,902,186	872,388	1,049,541	162,922	259,616
Accelerated vesting of stock option
and restricted stock awards (e)	6,993,065	2,660,749	2,540,775	1,228,591	1,227,779
Distribution of Performance awards (k)	2,005,522	707,206	578,378	418,092	353,528
280G Gross-up payment (g)	604,953	1,489,507	808,645	-	-
Total	$21,516,994	$10,221,285	$9,974,372	$3,711,272	$3,223,301

(a)
The amounts shown are based on the following base salaries as of December 31, 2015 and average annual incentive compensation for the 2013, 2014 and 2015 fiscal years: for Mr. McNamara, $994,000 base salary and $1,911,897 annual incentive compensation; for Mr. Williams, $550,000 base salary and $846,313 annual incentive compensation; for Mr. O’Toole, $675,000 base salary and $1,004,569 annual incentive compensation; for Mr. Lee, $355,000 base salary and $640,331 annual incentive compensation; and for
Mr. Tucker, $280,000 base salary and $323,138 annual incentive compensation.

(b)
The severance payment is a lump-sum payment equal to: for Mr. McNamara, five times his base salary; for each of Messrs. Williams and O’Toole, two and a half times his base salary; and for each of Messrs. Lee and Tucker, one and a half times his base salary.

(c)
The amounts shown consist of, for the period specified in the employment agreements of Messrs. McNamara, Williams and O’Toole, or, for Messrs. Lee and Tucker, in the Senior Executive Severance Policy, the continued provision of welfare benefits under the Company’s welfare benefit plans. With respect to these benefits, the amounts shown have been calculated based upon the current premiums paid by the Company for such benefits.

(d)
Upon termination without cause or due to death or disability, the restricted stock awards held by each named executive officer will vest in full. Upon termination due to retirement, the restrictions will lapse as to a fraction of the restricted stock equal to the length of time, in years, from the date granted to the date of retirement over the total number of years over which the award would have vested. The value of each share of restricted stock subject to acceleration was determined by multiplying the number of such restricted shares by
$149.80 (the closing price of one share of Capital Stock on December 31, 2015).

(e)
The value of each stock option award subject to acceleration was determined by multiplying the number of stock option awards by the excess, if any, of $149.80 (the closing price of one share of Capital Stock on December 31, 2015) over the exercise price of such stock option awards. The value of each share of restricted stock subject to acceleration was determined by multiplying the number of such restricted shares by $149.80 (the closing price of one share of Capital Stock on December 31, 2015).

(f)	The incentive payment is equal to the executive’s average annual incentive compensation for the 2013, 2014 and 2015 fiscal years.
(g)
The amount of the excise taxes imposed pursuant to Section 4999 of the Code was determined by multiplying by 20% the “excess parachute payment” that would arise in connection with payments made to the applicable named executive officer upon the triggering event. The excess parachute payment was determined in accordance with the provisions of Section 280G of the Code. The amount of the gross-up payment to make each named executive officer whole on an after-tax basis for the excise taxes imposed under Section 4999 of the Code was determined assuming a federal tax rate of 39.6% and 5.0% state tax rate for each named executive officer except for Mr. O’Toole, whose state tax rate is 0%.

(h)
The severance payment is equal to: for each of Messrs. McNamara, Williams and O’Toole, three times the sum of his current base salary and average annual incentive compensation for the 2013, 2014 and 2015 fiscal years; for each of Messrs. Lee and Tucker, two times the sum of his current base salary and average annual incentive compensation for the 2013, 2014 and 2015 fiscal years. For a description of the current base salary and average annual incentive compensation for 2013, 2014 and 2015 for each of the named executive officers, see     footnote (a) to this table above.

(i)
The amounts shown assume that Messrs. McNamara, Williams and O’Toole elect to receive their severance benefits under the Change in Control Plan, which will result in each receiving greater benefits than he would be entitled to receive under his employment agreement. Accordingly, the amounts shown consist of, for the period specified in the Change in Control Plan, (i) the continued provision of the perquisites (if any) listed in the All Other Compensation Table at 2015 levels, (ii) the continued provision of benefits under the Company’s welfare benefit plans, and (iii) outplacement assistance. With respect to the continued provision of benefits under the Company’s welfare benefit plans, the amounts shown have been calculated based upon the current premiums paid by the Company for such benefits.

(j)
The amounts shown equal the amount of Company contributions that would have been made on the executive’s behalf in the Company’s qualified and non-qualified defined contribution plans had the executive continued participation in such plans, at the level in effect on December 31, 2015, for a three-year period following a Qualifying Termination for Messrs. McNamara, Williams and O’Toole, and a two-year period following a Qualifying Termination for Messrs. Lee and Tucker.

(k)	The amounts shown are the December 31, 2015 market value of the performance share units granted on November 8, 2013, February 21, 2014 and February 20, 2015.

Termination Without Cause Prior to and Not in Connection With a Change in Control of the Company; Termination Due to Death, Disability or Retirement

Employment Agreements

The Company has entered into employment agreements with each of Messrs. McNamara, Williams and O’Toole. Pursuant to the terms of these agreements, each would be entitled to cash severance benefits if his employment was terminated without cause or due to termination of his employment by reason of his death, disability or retirement.

For a termination without cause, Mr. McNamara would be entitled to a lump-sum payment equal to five times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years, and each of Messrs. Williams and O’Toole would be entitled to a lump-sum payment equal to two and a half times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years. Mr. McNamara would also be entitled to continue to participate in the Company’s welfare benefit plans for 24 months following termination at the then-current rate of contribution. Each of Messrs. Williams and O’Toole would be entitled to continue to participate in the Company’s welfare benefit plans for 18 months following termination at the then-current rate of contribution. Such severance payments and benefits are conditioned upon execution of a general release of claims in favor of the Company, nondisclosure and, for Mr. McNamara, two-year non-compete and non-solicitation covenants and, for Messrs. Williams and O’Toole, one-year non-compete and non-solicitation covenants.

The definition of “cause” pursuant to the employment agreements is (a) the willful and repeated failure of the executive to substantially perform his duties, other than a failure resulting from physical or mental illness; (b) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company; or (c) the executive’s engagement in willful gross misconduct or gross negligence in connection with his employment.

For a termination due to death, disability or retirement, each of Messrs. McNamara, Williams and O’Toole would be entitled to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years. Such severance payments under each employment agreement for a termination due to disability or retirement are conditioned upon execution of a general release of claims in favor of the Company and a nondisclosure covenant.

If the payments set forth above were subject to the excise taxes imposed by Section 409A of the Code, Messrs. McNamara, Williams and O’Toole would be entitled to a gross-up payment. For purposes of the quantification of possible payments due to Messrs. McNamara, Williams and O’Toole in each of the scenarios set forth in the table above, it is assumed that no excise taxes pursuant to Section 409A of the Code would be imposed. As such, the amounts in the table under the heading “Qualifying Termination following or in connection with a Change in Control” do not reflect a gross-up payment with respect to any excise tax pursuant to Section 409A of the Code.

Senior Executive Severance Policy

The Senior Executive Severance Policy, described in more detail in the Compensation Discussion and Analysis above, provides cash severance benefits to participants upon a termination without cause or due to death, disability or retirement. The Senior Executive Severance Policy covers a group of senior level employees, including Messrs. Lee and Tucker. Messrs. McNamara, Williams and O’Toole are not covered by this policy.

For a termination without cause, each of Messrs. Lee and Tucker would be entitled to a lump-sum payment equal to one and a half times his then-current base salary plus a pro-rated portion of his average annual incentive compensation for the then-past three full fiscal years. Messrs. Lee and Tucker would also be entitled to continue to participate in the Company’s welfare benefit plans for one year following termination of employment at the then-current rate of contribution. The definition of “cause” under the Senior Executive Severance Policy is identical to the definition of cause under the employment agreements described above.

For a termination due to death, disability or retirement, each of Messrs. Lee and Tucker would be entitled to a lump-sum payment equal to the pro-rated portion of the average of his annual incentive compensation for the then-past three full fiscal years.

If the payments set forth above were subject to the excise taxes imposed by Section 409A of the Code, Messrs. Lee and Tucker would be entitled to a gross-up payment. For purposes of the quantification of possible payments due to Messrs. Lee and Tucker upon termination under the Senior Executive Severance Policy in each of the scenarios set forth in the table above, it is assumed that no excise taxes pursuant to Section 409A of the Code would be imposed. As such, the amounts in the table under the heading “Potential Payment to Executives Upon Termination or Change in Control” do not reflect a gross-up payment with respect to any excise tax pursuant to Section 409A of the Code.

Severance payments and benefits under the Senior Executive Severance Policy are conditioned upon execution of a general release of claims in favor of the Company. Additionally, for a termination without cause or due to disability or retirement, such severance payments and benefits are conditioned upon nondisclosure and one-year non- compete and non-solicitation covenants.

Equity Compensation Plans

Pursuant to the Stock Incentive Plans, all restricted stock awards vest upon the holder’s termination of employment due to death, disability or termination without cause. Upon the holder’s retirement, the restrictions will lapse as to a fraction of the restricted stock equal to the length of time, in years, from the date such awards were granted to the date of the holder’s retirement over the total number of years over which the award would have vested. Performance share units are forfeited on termination of employment prior to their settlement dates, unless termination is upon death, disability or retirement, then they vest pro rata. Vested stock option awards granted under the Stock Incentive Plans remain exercisable for three months following termination of the holder’s employment, if the Compensation Committee so specifically consents, except for termination due to death, incapacity or retirement, in which case vested stock option awards remain exercisable for 15 months following termination and unvested options continue to vest for 3 months upon retirement. Unvested stock option awards are forfeited upon termination of employment for any reason. For a description of the treatment of outstanding unvested stock option awards, performance share units, and restricted stock awards upon a change in control of the Company, see the narrative under the heading “Potential Payment to Executives Upon Termination or Change in Control -- Change in Control of the Company” preceding.

Change in Control of the Company

Change in Control Plan

The Change in Control Plan, described in additional detail in the Compensation Discussion and Analysis, covers 18 officers of the Company, including the named executive officers. However, in the event of a change in control of the Company, Messrs. McNamara, Williams and O’Toole would not receive benefits under both their employment agreements and the Change in Control Plan, and the participants in the Senior Executive Severance Policy would not receive benefits under both the Senior Executive Severance Policy and the Change in Control Plan.

Under the Change in Control Plan, a change in control of the Company means, in general, the occurrence of any one of the following events: (a) certain acquisitions by a third party of at least 30% of the then-outstanding Capital Stock; (b) individuals who constituted the Board of Directors when the plan became effective (the “Incumbent Board”) cease to constitute at least a majority of the Board (provided that the Incumbent Board will be deemed to include any director (other than one elected in certain contested solicitations) whose election, or nomination by the stockholders for election, to the Board was approved by a majority of the Board members then comprising the Incumbent Board); (c) consummation of certain mergers, consolidations and similar transactions involving the Company unless the Company is the surviving entity and no person holds 30% or more of the then-outstanding Capital Stock (except to the extent such ownership existed prior to the transaction) and individuals who were members of the Incumbent Board constitute at least a majority of the Board following such transaction; (d) approval by the Company’s stockholders of a plan for the complete liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets; or (e) any other transaction that the Compensation Committee or such other committee as determined by the Board deems to be a change in control.

The Change in Control Plan provides for severance payments and benefits in the event of a change in control of the Company followed within two years by an executive’s termination of employment either without cause or for good reason (“double trigger”). Payments under the Change in Control Plan are triggered by (a) termination of employment by the Company without cause or (b) termination of employment by the employee within 90 days of an event giving him or her good reason to so terminate (such termination without cause or for good reason, a “Qualifying Termination”). The definition of cause is identical to the definition of cause in the employment agreements discussed above. Good reason consists of a material reduction in the nature and scope of the participant’s responsibilities, authority or duties; a reduction in the participant’s base salary below the participant’s highest base salary during the 120-day period prior to or any time following a change in control, annual incentive compensation below the participant’s average annual incentive compensation for the then-past three full fiscal years prior to the change in control, equity-based compensation below that received during the 120-day period prior to the change in control or in the aggregate level of employee benefits; a relocation of the participant’s principal work location by more than 50 miles; or notice of the Company’s intention to cancel or not renew his employment agreement.

Upon a Qualifying Termination, Messrs. McNamara, Williams and O’Toole would receive a payment equal to three times, and Messrs. Lee and Tucker would receive a payment equal to two times, the sum of (a) such named executive officer’s highest base salary during the 120-day period prior to or any time following the change in control   and (b) the average of such named executive officer’s annual incentive compensation for the then-past three full fiscal years prior to the change in control, all paid in cash in a lump-sum within 10 days following termination. If the Qualifying Termination were to take place in a fiscal year other than the fiscal year during which the change in control occurred, each named executive officer would also receive a pro-rated portion of his three-year average annual incentive compensation.

Upon a Qualifying Termination, participants would also be entitled to receive benefits under the Company’s welfare benefit plans and perquisites for a period of three years (for Messrs. McNamara, Williams and O’Toole) or two years (for Messrs. Lee and Tucker), and outplacement assistance up to $25,000. Such perquisites would be provided at a level comparable to the level of perquisites received immediately prior to the Qualifying Termination or the change in control, whichever would be more favorable to the participant. If the employee becomes re-employed during the applicable two-year or three-year period and is eligible to receive comparable benefits from his new employer, the benefits provided by the Company under its welfare benefit plans are secondary to those provided by the new employer.

Within 10 days of a Qualifying Termination, a participant would also be entitled to receive a lump-sum cash payment in the amount of employer contributions to the participant’s account in the Company’s qualified and non- qualified defined contribution plans, assuming the participant’s participation in the plans had continued on the same basis as immediately prior to the termination for the applicable three-year period (for Messrs. McNamara, Williams and O’Toole) or two-year period (for Messrs. Lee and Tucker).

Regardless of whether a participant is terminated and in addition to the severance benefits set forth above, upon a change in control, each participant in the Change in Control Plan would receive, within 10 days following the change in control, a lump-sum payment equal to the average of the participant’s annual incentive compensation for the then-past three full fiscal years. The payments described in this paragraph are referred to as “single-trigger” payments.

All payments under the Change in Control Plan are conditioned on execution of a general release of claims in favor of the Company. If payments under the Change in Control Plan were subject to taxes imposed by Sections 4999 or 409A of the Code, the participant would be entitled to a gross-up payment. For purposes of the quantification of possible payments due to the named executive officers pursuant to the Change in Control Plan, it is assumed that no excise tax pursuant to Section 409A of the Code would be imposed. As such, the amounts in the table under the heading “Qualifying Termination following or in connection with a Change in Control” do not reflect a gross-up payment with respect to any excise taxes pursuant to Section 409A of the Code. The amount of gross-up payments to which the named executive officers would be entitled with respect to tax imposed by Section 4999 of the Code are set forth in the table above under the heading “Potential Payment to Executives Upon Termination of Change in Control”, and the assumptions used in determining the amounts are set forth in footnote (g) of such table.

Equity Compensation Plans

Pursuant to the Stock Incentive Plans, upon a change in control of the Company, all outstanding unvested stock options granted prior to 2013 and restricted stock awards would become fully vested. For stock options granted in 2013 and thereafter and for performance stock units, a ”double trigger” of employment termination without cause or for good reason is required for vesting. Under the Stock Incentive Plans, a change in control of the Company means, in general, the occurrence of any one of the following events: (a) certain acquisitions by a third party of at least 30% of the then- outstanding Capital Stock; (b) the expiration of a tender offer or exchange offer (other than an offer by the Company) pursuant to which 20% or more of the shares of Capital Stock have been purchased; (c) merger or consolidation in   which the Company is not the surviving corporation, a plan for the liquidation of the Company or an agreement for the sale or other disposition of all or substantially all of the Company’s assets; or (d) during any period of two consecutive years, individuals who constitute the Board of Directors at the beginning of such period cease to constitute at least a majority of the Board (provided that the Board at the beginning of such period shall be deemed to include any director whose nomination for election was approved by at least one-half of the persons who were directors (or deemed to be directors) at the beginning of the two-year period).

Deferred Compensation Plans

Upon a termination for any reason, each of Messrs. McNamara, Williams, O’Toole and Tucker would be entitled to the aggregate balance in his account in the Excess Benefit Plan, and Mr. Lee would be entitled to the aggregate balance in his account in the Deferred Compensation Plan. Each of the named executive officers would also be entitled to the aggregate balance in his account in the Supplemental Pension Plan, and Mr. Tucker would be entitled to the aggregate balance in his account in the 1986 Severance Plan. The aggregate balances in these accounts for each named executive officer are set forth in the Non-Qualified Deferred Compensation Table above.

TRANSACTIONS WITH RELATED PERSONS

Ms. Laney receives $20,000 per year as chairperson of the Chemed Foundation, a charitable organization affiliated with the Company.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

This table sets forth information as of December 31, 2015, with respect to the only persons known to us to beneficially own more than 5% of the outstanding Capital Stock:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (a)
FMR, LLC
245 Summer Street
Boston, MA 02210

BlackRock, Inc.
55 E. 52nd Street
New York, NY 10055

The Vanguard Group
100 Vanguard Boulevard
Malvern, PA 19355

Neuberger Berman Group LLC
605 Third Avenue
New York, NY 10158

Riverbridge Partners LLC
80 South Eighth Street, Ste 1200
Minneapolis, MN 55402

	1,600,160 shares (b) 1,594,349 shares (d) 1,473,178 shares (f) 944,436 shares (h) 908,933 shares (j)	9.5% (c) 9.4% (e) 8.7% (g) 5.6% (i) 5.4% (k)

(a)	For purposes of calculating Percent of Class, all shares of Capital Stock subject to stock option awards which were exercisable within 60 days of December 31, 2015, were assumed to have been issued.
(b)	Sole voting power, 160 shares; sole dispositive power, 1,600,160 shares.
(c)	Information is based on Schedule 13G filed with the SEC on February 12, 2016.
(d)	Sole voting power 1,555,516 shares, sole dispositive power 1,594,349 shares.
(e)	Information is based on a Schedule 13G filed with the SEC on January 26, 2016.
(f)	Sole voting power 38,803 shares; shared voting power, 1,100 shares; sole dispositive power 1,435,621 shares; shared dispositive power, 37,557 shares.
(g)	Information is based on a Schedule 13G filed with the SEC on February 11, 2016.
(h)	Sole voting power, none; shared voting power, 944,436 shares; sole dispositive power, none; shared dispositive power, 944,436 shares.
(i)	Information is based on a Schedule 13G filed with the SEC on February 9, 2016.
(j)	Sole voting power 763,333 shares, sole dispositive power 908,933 shares.
(k)	Information is based on a Schedule 13G filed with the SEC on February 1, 2016.

This table shows the shares of Capital Stock beneficially owned and pledged, if any, by all nominees and directors of the Company, the executive officers named in the Summary Compensation Table, the Company’s directors and executive officers, and the Chemed Foundation as a group as of December 31, 2015:

CAPITAL STOCK
(Number of shares/options)
Owner	Amount and Nature of Beneficial Ownership
	Direct and Thrift Plan (a)	Options Exercisable (b)	Trusteeships and Family Holdings (c)	Total	Percent of Class (d)
Kevin J. McNamara	179,913	178,265	-	358,178	2.03%
Joel F. Gemunder	20,551	-	-	20,551	-
Patrick P. Grace	4,572	-	-	4,572	-
Thomas C. Hutton	65,254	2,000	51,216	118,470	-
Walter L. Krebs	10,823	-	-	10,823	-
Spencer S. Lee	43,405	37,737	-	81,142	-
Andrea R. Lindell	7,075	-	-	7,075	-
Timothy S. O'Toole	19,089	1,416	-	20,505	-
Thomas P. Rice	6,075	-	-	6,075	-
Donald E. Saunders	10,811	-	-	10,811	-
George J Walsh III	6,419	-	-	6,419	-
Frank E. Wood	9,475	-	-	9,475	-
Arthur V. Tucker Jr.	5,433	14,218	-	19,651	-
David P. Williams	38,568	130,756	-	169,324	-
Chemed Foundation	-	-	94,996	94,996	-
Total as a group	427,463	364,392	146,212	938,067	5.32%

(a)
Such securities include shares of Capital Stock allocated as of December 31, 2015, to the account of each named person or member of the group under the Retirement Plan or, with respect to Mr. Gemunder, allocated to his account as of December 31, 2015, under the Omnicare Employees’ Savings and Investment Plan (the “Omnicare Savings Plan”).

(b)
“Option” refers to shares of Capital Stock which the named person or group has a right to acquire within 60 days from December 31, 2015. Except as otherwise disclosed in this Proxy Statement, each director, director nominee and executive officer has sole voting and investment power over the shares of Capital Stock shown as beneficially owned. No such shares are pledged.

(c)
Mr. Hutton is a trustee of several trusts and private foundations which hold in the aggregate, 35,477 shares over which the trustee has shared voting and investment power. Messrs. McNamara and Hutton and Ms. Laney are trustees of the Chemed Foundation, which holds 94,996 shares of Capital Stock over which the trustees share both voting and investment power. This number is included in the total number of “Trustee” shares held by the Directors and Executive Officers as a Group but is not reflected in the respective holdings of the individual trustees.

(d)
Percent of Class includes Direct, Option and Trustee shares where indicated. For purposes of determining   the Percent of Class, all shares of Capital Stock subject to stock option awards which were exercisable within 60 days from December 31, 2015, were assumed to have been issued. Percent of Class under 1.0% is not shown. Shares of Capital Stock over which more than one individual holds beneficial ownership have been counted only once in calculating the aggregate number of shares of Capital Stock owned by Directors and Executive Officers as a Group.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2015, all reports for the Company’s executive officers, directors and beneficial owners of more than 10% of the outstanding shares of Capital Stock required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except for Mr. Krebs, who filed a Form 4 one day late in July 2015, reflecting a sale of 5,000 shares; and Mr. O’Toole, who filed a Form 4 one day late in December 2015, reflecting an exercise of 7,250 stock options, both filings were due to administrative oversight. Mr. Lee filed a Form 5 reflecting charitable contributions $4,230 over the de minimis $10,000 level, made in December 2015.

Clawback Policy

The Compensation Committee will review all performance-based compensation awarded to or earned by officers subject to Section 16(b) of the Securities Exchange Act of 1934 during the three-year period prior to any restatement of the Company’s financial results, if the Compensation Committee determines such officer engaged in intentional or unlawful misconduct which materially contributed to the need for such restatement. If the Compensation Committee determines the amount of such performance-based compensation would have been lower if calculated on the restated financials, the Compensation Committee may seek to recover the excess amount.

Anti-Hedging Policy

The Company does not permit its officers or directors to indirectly or directly hedge any shares of Capital Stock.

PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE
PERFORMANCE GOALS OF THE COMPANY’S 2006 INCENTIVE PLAN AND
2010 INCENTIVE PLAN AND THE TARGET BONUS PROGRAM

We are asking stockholders to consider and re-approve: 1) the material terms of the performance goals under the Company’s 2006 Incentive Plan (the “2006 Plan”) and 2010 Incentive Plan (the “2010 Plan”, and together with the 2006 Plan, the “Plans”); and 2) the target bonus cash incentive program, so that certain incentive compensation which may be payable under the Plans and such program to certain covered employees may qualify as deductible under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”). Performance-based awards were granted under the 2006 Plan in February 2014 and in February 2015; such awards were granted under the 2010 Plan in November 2013. Previously, only non-performance based awards of stock options and time-based restricted stock awards were granted under the Plans. We are not seeking additional shares for either Plans and none of the material terms of performance goals of the Plans are changing from those approved by the stockholders at the Company’s 2006 and 2010 Annual Meetings, respectively.

Section 162(m) limits to $1 million per year the deductibility of compensation to the Chief Executive Officer and the next three most highly compensated executive officers other than the Chief Financial Officer. This limit does not apply to compensation defined in Section 162(m) as “qualified performance-based compensation.” In order for awards under the Plans to constitute qualified performance-based compensation, among other conditions, stockholders must approve or re-approve the material terms of the performance goals of each Plan every five years. The Compensation Committee has adopted the following terms, subject to stockholder approval, under which awards under the target bonus program and both of the 2006 Plan and the 2010 Plan for covered employees would be performance- based and therefore should be fully deductible and not subject to the limitations of Section 162(m).

Accordingly, we are asking our stockholders to re-approve the material terms for the performance goals under the target bonus program; and under each of the 2006 Plan and the 2010 Plan, which Plan terms are in this instance identical.

For purposes of Section 162(m), the material terms of the performance goals that our stockholders are being asked to re-approve are: (i) the employees eligible to receive compensation under the Plans and the target bonus program, (ii) a description of the business criteria upon which the performance goals may be based, and (iii) the maximum amount payable to any employee if the performance goals are met. A summary of the material terms of the performance goals of the target bonus program and of the 2006 Plan and the 2010 Plan, including each of these aspects, is discussed below.

The Plans and the program provide performance-based incentive compensation opportunities to our executive officers and other participating employees. Awards under the Plans and the program are designed to provide incentives that drive Company-wide and business unit performance. The business criteria set forth in the Plans are intended to align the interests of participating employees with the interests of stockholders.

SUMMARY OF THE 2006 PLAN, 2010 PLAN, AND TARGET BONUS PROGRAM

Administration: Each Plan and the target bonus program is an unfunded plan and is administered by the Compensation Committee. All four members of the Compensation Committee are “non-employee directors” within the meaning of SEC Rule 16b-3 and are “outside directors” for the purposes of Section 162(m).

Eligibility and Participation: The Compensation Committee selects the employees of the Company or of its subsidiaries who in the opinion of the Committee can contribute significantly to the growth and successful operations of the Company or a subsidiary. For 2016, all Key Employees as therein defined will be eligible to participate in the   Plans, and all managerial employees, as designated by the Compensation Committee, in the target bonus program.

Performance Goals: Under the Plans, performance share units are contingent upon attainment of specified   performance goals, or “objectives” (as such goals are referred to under the Plans), including objectives determined by reference to or changes in (a) the fair market value, book value or earnings per share of Capital Stock, (b) sales and revenues, income, profits and losses, return on assets, or net worth of the Company (on a consolidated or unconsolidated basis) or of any one or more of its groups, division, subsidiaries or departments, or (c) a combination of two or more of the foregoing factors.

Under the target bonus program, the targets are based on Adjusted EPS and on Return on Assets as described above under “Annual Incentive Compensation”.

Determination of Awards: The Compensation Committee has complete discretion to choose which of the above business criteria will be used and to establish the targets that will determine whether such objectives have been achieved.

Maximum Award: No participant may receive an aggregate award of more than 300,000 shares of Capital Stock under the 2010 Plan and 900,000 shares of Capital Stock under the 2006 Plan. Additionally, no participant may receive more than 200,000 stock options in any calendar year under the 2010 Plan and 200,000 under the 2006 Plan. The maximum target bonus payable cannot exceed $10,000,000 per recipient.

Amendment and Termination: The Board of Directors can amend the 2006 Plan or the 2010 Plan upon the recommendation of the Compensation Committee to meet changes in law or regulations or for any other purpose that at the time may be permitted by law, except that, without stockholder approval: (i) the total number of shares to be issued through the Plan may not increase the maximum number of shares issued or transferred to directors beyond 800,000 under the 2010 Plan and 1,200,000 under the 2006 Plan; (ii) the maximum number of shares granted to an employee in the form of stock options in any calendar year may not exceed 200,000 under either such Plan; (iii) it may not withdraw the administration of either Plan from the Compensation Committee; (iv) it may not permit an individual who is not a key employee to receive a stock incentive; (v) it may not permit an option to be exercised more than ten years after its grant; (vi) it may not materially modify the definition of key employee, or accelerate or shorten a restricted stock period. Additionally, except in connection with a corporate transaction as described in each Plan, the terms of outstanding awards may not be amended to reduce their price without stockholder approval.

The Board of Directors can amend the target bonus program upon the recommendation of the Compensation Committee.

Plan Benefits: Because this proposal relates only to re-approval of the material terms of the performance goals under the target bonus program and under the 2006 Plan and the 2010 Plan, it will not result in any new benefits being provided. The Compensation Committee uses its discretion in selecting those who receive awards under both Plans and the target bonus program and the particular performance goals applicable to those awards. Therefore, the benefits or amounts to be received by particular individuals in the future under either Plan or the program cannot be determined at this time.

U.S. Federal Income Tax Consequences: Under U.S. federal income tax law, awards under the target bonus program and under the 2006 Plan and the 2010 Plan that are payable in cash are generally subject to ordinary income tax at the time of payment. Share-based awards that are payable in Capital Stock are generally subject to ordinary income tax at the time any restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant. Assuming re- approval is obtained of the material terms of the performance goals under the target bonus program and under the 2006 Plan and the 2010 Plan, we will generally be entitled to a corresponding federal income tax deduction at the same time the recipient recognizes ordinary income in respect to such awards; however, there can be no guarantee that the awards granted under the Plans and under the target bonus program will be treated as qualified performance-based compensation under Section 162(m).

Target Bonus Program: As described above under “Annual Incentive Compensation”, the Compensation Committee has adopted and administers a target bonus program, currently based on achieving goals related to Adjusted EPS and Return on Assets. The Committee determines those eligible to receive a target award each February for the previous year’s service. It recommends awards which are approved by the non-management members of the Board. It annually determines the level of achievement of the performance goals and calculates the amount of the award earned for each participant based on achievement of the targets.

The Adjusted EPS target is currently weighted 75% of total incentive compensation opportunity, and the Return on Assets target is weighted at 25%. The maximum multiplier of 200% is achieved at Adjusted EPS at 20% over target, and the minimum multiplier of 0% is effective at Adjusted EPS 10% below target. For Return on Assets, the maximum multiplier of 200% is achieved at 140% of target, and the minimum multiplier of 0% is effective at 60% of target.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal is required for approval. Votes to abstain have the same effect as a vote against the proposal. Broker nonvotes have no effect on the voting for this proposal.

The Board of Directors recommends a vote FOR the proposal to re-approve the material terms of the performance goals under the target bonus incentive plan, the 2006 Stock Incentive Plan and the 2010 Stock Incentive Plan.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as independent accountants for   the Company and its consolidated subsidiaries for 2016. This firm has acted as independent accountants for the Company and its consolidated subsidiaries since 1970. Although the submission of this matter to the stockholders is not required by law or by the bylaws of the Company, the selection of PricewaterhouseCoopers LLP will be submitted for ratification at the Annual Meeting. The affirmative vote of the majority of the shares represented at the meeting, with abstentions having the effect of negative votes, will be necessary to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. The Board unanimously recommends that you vote FOR the ratification of the Audit Committee’s selection of independent accountants. If the selection is not ratified at the meeting, the Audit Committee will reconsider its selection of independent accountants.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring:

•	The integrity of the Company’s financial statements.

•	Compliance by the Company with legal and regulatory requirements.

•	The independence and performance of the Company’s internal and external auditors.

During 2000, the Audit Committee developed a charter for the Committee, which was approved by the full Board of Directors on May 15, 2000. The charter was most recently amended on July 23, 2015. A copy of the charter is available on the Company’s Web site, www.chemed.com.

The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements and management’s report on internal control over financial reporting with the Company’s management.

2.
The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61, as amended (Codification of Statements on Auditing Standard, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.
The Audit Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent accountants the independent accountants’ independence.

4.
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

The undersigned members of the Audit Committee have submitted this Report.

Donald E. Saunders, Chairman
Patrick P. Grace
Thomas P. Rice

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Audit Fees

PricewaterhouseCoopers LLP billed the Company $1,927,000 for 2014 and $1,933,000 for 2015. The fees and related expenses were for professional services rendered for the integrated audit of the Company’s annual financial statements and of its internal controls over financial reporting, review of the financial statements included in the Company’s Forms 10-Q and review of documents filed with the SEC.

Audit-Related Fees

PricewaterhouseCoopers LLP billed the Company $130,000 and $134,000 for 2014 and 2015, respectively, for audit-related services. These services were related primarily to the audit of one of Vitas’ Florida subsidiaries.

Tax Fees

No such services were rendered during 2014 or 2015.

All Other Fees

No such services were rendered during 2014 or 2015.

The Audit Committee has adopted a policy which requires the Committee’s pre-approval of audit and non- audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all of the audit and non-audit services rendered by PricewaterhouseCoopers LLP as listed above.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is submitting this Say On Pay proposal pursuant to Section 14A of the Securities Exchange Act of 1934, which allows our stockholders to cast a non-binding vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this Proxy Statement.

In deciding how to vote on this proposal, the Board urges you to carefully consider the actions taken and the major changes related to the Company’s executive compensation practices made in 2013 and continued in 2014 and 2015 in response to stockholder input, more fully described in the Compensation Discussion and Analysis. We encourage stockholders to review the Compensation Disclosure and Analysis above. Our creation of value over time is due to the efforts of our talented and committed executives. As discussed above in Compensation Discussion and Analysis, the Board believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our executive officers with those of our stockholders. Our Board also believes that our executive compensation program provides our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that are based on the Company’s financial performance. For 2015, about 64 percent of our President and Chief Executive Officer’s actual total direct compensation was performance-based, while the average for the other named executive officers was about 60 percent. “Performance-based” compensation includes non-equity incentive awards, restricted stock awards, option awards, and performance share units. These incentive plans are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk, as discussed above in Compensation Risk. Our stockholders voted   79.48% in favor of executive compensation in 2015.

We believe our executive compensation program is intended to achieve the objective of aligning executives’ interests with those of stockholders. It rewards executives for long-term growth in the value of Capital Stock through encouraging them to hold a significant amount of the Company’s equity; paying for performance through both cash and equity-based incentives that, in turn, provide greater rewards for stronger performance of the Company as a whole and the Company’s business units; paying competitively in order to attract and retain senior executives; and creating incentives to maximize the long-term growth of the Company’s business. The weighting of incentive compensation toward long-term awards discourages short term risk taking. Rolling performance targets also discourage such behavior. Further, the Company’s Stock Ownership Guidelines discourage such behavior by aligning employees’ interests with those of stockholders.

The elements of the Company’s compensation program include base salary, annual cash incentive compensation and long-term incentive compensation in the forms of stock option awards, performance share units, and restricted stock awards. Each salary, annual cash incentive compensation and pension and welfare benefits plan amount is established by the non-employee members of the Board of Directors based upon levels that the Compensation Committee and such Board members determine are competitive and are intended to reward for current and past performance, while longer-term incentives such as stock option awards, restricted stock awards, and performance share units, are intended to create incentive for future growth. Previously granted restricted stock awards generally vest on   the fourth anniversary of the date granted.

In 2011 stockholders voted to conduct an advisory vote on executive compensation every year. The Board has adopted this frequency.

The Board endorses the Company’s executive compensation program and recommends stockholders vote in favor of the following resolution:

“RESOLVED, that compensation paid to the Company’s executive officers as disclosed pursuant to Item 402 of Regulation S-K described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis, Compensation tables and narrative discussion contained in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote FOR the approval of the Company’s executive compensation.

STOCKHOLDER PROPOSALS

Any stockholder proposals for the 2017 Annual Meeting of Stockholders must be in writing and received by   the Secretary of the Company by December 9, 2016 to be eligible for inclusion in the Company’s proxy statement and accompanying proxy for such meeting, unless the date of the 2017 Annual Meeting of Stockholders is changed by more than 30 days from May 16, 2017, in which case such proposal must be received a reasonable time before the Company begins to print and send its proxy materials for such meeting. If a stockholder intends to bring a matter before the 2017 Annual Meeting of Stockholders other than by submitting a proposal for inclusion in the Company’s proxy materials for such meeting he or she must provide notice of the proposal to the Company’s secretary at our principal executive offices no earlier than January 15, 2017, and not later than February 18, 2017, for such notice to be considered timely. If the date of the 2017 meeting is advanced by more than 30 days, or delayed by more than 90 days from May 16, 2017, such proposal must be received not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such meeting, or, if the first public announcement of such meeting is less than 100 days prior to it, the 10th day following the day the Company made such public announcement. In the case of untimely notice of a proposal, persons named in the proxies solicited by the Company for the 2017 Annual Meeting of Stockholders (or their substitutes) will be allowed to use their discretionary voting authority when the proposal is raised at the meeting without any discussion of the proposal in its proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING

The Proxy Statement and the Company’s 2015 Annual Report are available on the Company’s Web site at http://www.chemed.com.

Information on how to obtain directions to be able to attend the meeting and vote in person are available by contacting:

Innisfree M&A Incorporated
Stockholders Toll-Free: (888) 750-5834
Banks and Brokers Collect: (212) 750-5833

—or—

You may write to us at:

Chemed Corporation
Investor Relations
Suite 2600
255 East Fifth Street
Cincinnati, Ohio 45202-4726

The Company makes available, free of charge on its Web site, the Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after these documents are electronically filed with, or furnished to, the SEC. These documents are posted on the Web site at www.chemed.com. Select the “SEC Filings” link.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC (without exhibits) will also be made available to stockholders without charge upon written request to Chemed Investor Relations, Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726.

DUPLICATE
ANNUAL REPORT AND PROXY STATEMENT

If you are a stockholder of record and share an address with another stockholder and have received only one copy of the Company’s 2015 Annual Report or Proxy Statement, the Company undertakes to promptly deliver upon written or oral request a separate copy of these materials at no cost to you. In addition, if you are a stockholder of record and share an address with another stockholder and have received multiple copies of the Company’s 2015 Annual   Report or Proxy Statement, you may write or call the Company to request delivery of a single copy of such materials in the future. You may write to the Company at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202-4726, Attn: Investor Relations, or call 1-800-2CHEMED or 1-800-224-3633.

OTHER MATTERS

As of the date of this Proxy Statement, management has not been notified of any stockholder proposals intended to be raised at the Annual Meeting outside of the Company’s proxy solicitation process nor does it know of any other matters which will be presented for consideration at the Annual Meeting. However, if any other stockholder proposals or other business should come before the Annual Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to take such action as is in accordance with their best judgment.

MISCELLANEOUS

The Company will pay all solicitation expenses in connection with this Proxy Statement and related Company proxy soliciting material, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Company’s solicitation of proxies. Proxies are being solicited through the mail. Certain executive officers and other employees of the Company, on behalf of the Company and without additional compensation, may also solicit proxies personally, by telephone, fax, email or other electronic means.

In addition, the Company has engaged Innisfree M&A Incorporated to assist it in connection with soliciting proxies for a fee estimated not to exceed $12,000, plus reasonable out-of-pocket expenses.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.

Naomi C. Dallob
Secretary

April 7, 2016